     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 GRAFTECH INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3629                             PENDING
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              11709 MADISON AVENUE
                              LAKEWOOD, OHIO 44107
                                 (216) 529-3777
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 JOHN J. WETULA

                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 GRAFTECH INC.
                              11709 MADISON AVENUE
                              LAKEWOOD, OHIO 44107
                                 (216) 529-3777
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO

              M. RIDGWAY BARKER, ESQ.                           WILLIAM J. WHELAN III, ESQ.
             KELLEY DRYE & WARREN LLP                             CRAVATH, SWAINE & MOORE
                TWO STAMFORD PLAZA                                    WORLDWIDE PLAZA
               281 TRESSER BOULEVARD                                 825 EIGHTH AVENUE
            STAMFORD, CONNECTICUT 06901                          NEW YORK, NEW YORK 10019
                  (203) 324-1400                                      (212) 474-1000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED
                TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE                 AMOUNT OF
             SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share...............          $60,000,000                     $15,840
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED        , 2000

                                             Shares

                                     [LOGO]

                                 GRAFTECH INC.

                                  Common Stock

                               ------------------

     We are selling           shares of our common stock and the selling
stockholder is selling           shares of our common stock. Prior to this
offering, there has been no public market for our common stock. The initial
public offering price of the shares is expected to be between $     and $
per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "GRAF."

     The underwriters have an option to purchase a maximum of additional shares from the selling stockholder to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE
5.

                                                         UNDERWRITING                      PROCEEDS TO
                                          PRICE TO      DISCOUNTS AND     PROCEEDS TO        SELLING
                                           PUBLIC        COMMISSIONS     GRAFTECH INC.     STOCKHOLDER
                                          --------      -------------    -------------     -----------
Per Share............................
Total................................

     Delivery of the shares of common stock will be made on or about        ,
2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                   BEAR, STEARNS & CO. INC.

                                     J.P. MORGAN & CO.

                                                   MERRILL LYNCH & CO.

                 The date of this prospectus is        , 2000.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
SUMMARY...............................    1
RISK FACTORS..........................    5
CAUTIONARY NOTE REGARDING
  FORWARD-LOOKING STATEMENTS..........   11
DIVIDEND POLICY.......................   11
DILUTION..............................   12
USE OF PROCEEDS.......................   13
CAPITALIZATION........................   14
SELECTED FINANCIAL DATA OF UCAR
  GRAPH-TECH INC......................   15
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   16
BUSINESS..............................   20
MANAGEMENT............................   35

                                        PAGE
                                        ----
PRINCIPAL AND SELLING STOCKHOLDERS....   42
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   43
DESCRIPTION OF CAPITAL STOCK..........   45
SHARES ELIGIBLE FOR FUTURE SALE.......   48
MATERIAL UNITED STATES TAX
  CONSIDERATIONS FOR NON-U.S.
  HOLDERS.............................   50
UNDERWRITING..........................   53
NOTICE TO CANADIAN RESIDENTS..........   56
LEGAL MATTERS.........................   57
EXPERTS...............................   57
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................   57
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY BE ACCURATE ONLY ON THE DATE OF THIS PROSPECTUS.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO ITS ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the Financial Statements, before making an investment decision. Unless otherwise indicated, all information contained in this prospectus assumes that there will be no exercise of the over-allotment option and gives retroactive effect to the formation of our holding company.

     Unless the context requires otherwise, "we," "us" and "our" refers to GRAFTECH INC., our holding company and the issuer of the shares offered hereby, and its wholly-owned subsidiary, UCAR Graph-Tech Inc. "GRAFTECH" refers solely to GRAFTECH INC. "UCAR" refers to UCAR International Inc. and all of its subsidiaries. "UCAR International" refers solely to UCAR International Inc. It is, and after this offering will be, our parent company.

                                  THE COMPANY

INTRODUCTION

     We are the world leader in the development and manufacture of high quality, natural graphite-based products. We provide our customers with highly engineered solutions and products for use in diverse applications in a wide range of industries. As the founder of the flexible graphite industry, we are building on our long history of developing innovative products for automotive and industrial sealing applications to capitalize on the commercialization of fuel cell technology and expand into other markets.

     OPPORTUNITIES FOR FUEL CELLS. We have been working with Ballard Power Systems Inc. since 1992 on developing advanced flexible graphite products for use as flow field plates in proton exchange membrane, or PEM, fuel cells. As part of our ongoing relationship, we developed GRAFCELL(TM) products for use in flow field plates for Ballard(R) fuel cells. Flow field plates are an integral component of PEM fuel cells, which Ballard is developing as an alternative to the internal combustion engine and other traditional power generation sources. In 1999, we entered into exclusive long-term agreements to supply Ballard with our GRAFCELL(TM) products for use in Ballard(R) fuel cells and to collaborate on future development of advanced flexible graphite products for use in flow field plates. Ballard is the world leader in developing, manufacturing and marketing zero-emission PEM fuel cells that generate electricity for transportation, stationary and portable power applications. We believe that fuel cell components made with our GRAFCELL(TM) products, together with Ballard's leading technology, will contribute to the commercial viability of fuel cells in the transportation and portable power markets.

     EMERGING OPPORTUNITIES. We are leveraging technologies developed in our work with Ballard and in our independent research and development efforts to generate new opportunities in:

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors, and

     - heat management applications in high temperature industrial furnaces.

     We believe that our solutions and products will create new applications and replace existing technologies due to their superior performance and cost-competitive nature, presenting us with growth opportunities.

OUR STRENGTHS

     We have developed technological and operating strengths that we believe give us a competitive advantage. These include our:

     - HISTORY OF PRODUCT AND SOLUTION INNOVATION. Since 1963, we have identified many new applications for which our products offer innovative solutions and advantages in performance and cost.

     - EXCLUSIVE SUPPLY AND COLLABORATION AGREEMENTS WITH BALLARD. Our long-term exclusive supply and collaboration agreements with Ballard position us to capitalize on the commercialization of fuel cell technology.

     - PROCESS TECHNOLOGY AND MANUFACTURING EXCELLENCE. Our process technology and manufacturing excellence have driven our ability to modify our products to cost-effectively meet the unique performance requirements of our customers. We believe that our process technology will enable us to efficiently expand our operations as customer demand for our products increases.

     - RESEARCH AND DEVELOPMENT. Our research and development team has a proven record of innovation and development of technological solutions for our customers. We are able to quickly leverage our innovations into commercially viable products for new markets.

     - INTELLECTUAL PROPERTY. The development and protection of our intellectual property is an integral part of our corporate philosophy. We believe that we have the most patents relative to the use of flexible graphite in fuel cells and other applications. We believe that our intellectual property gives us a competitive advantage.

     - STRONG CUSTOMER RELATIONSHIPS. We believe that our customers view us as the supplier of choice, due in part to our superior technical service, long-term customer support and joint product and application development efforts.

OUR BUSINESS STRATEGIES

     As a global, technology driven company, we intend to pursue the development and commercialization of highly engineered products. The following are principal components of our business and growth strategy:

     - capitalize on our relationship with Ballard in order to participate in the commercialization of PEM fuel cell technology,

     - innovate through research and development,

     - identify and develop growth opportunities and increase market awareness of our products by demonstrating product capability and performance that exceed our customers' expectations,

     - pursue strategic alliances that we believe will enhance and complement our existing businesses and accelerate growth opportunities across a wide range of markets, and

     - aggressively protect our intellectual property through patents and carefully maintained trade secrets.
                               ------------------

     GRAFTECH is a Delaware corporation that was formed in April 2000. Our sole subsidiary was formed in August 1999 to hold substantially all of the assets and liabilities of UCAR's worldwide natural graphite business. We are headquartered at 11709 Madison Avenue, Lakewood, Ohio 44107. The main telephone number of our headquarters is (216) 529-3777. We maintain a web site at http://www.ucar.com/graphtech. Information contained on our web site is not part of this prospectus.

     GRAFTECH, the GRAFTECH logo, UCAR Graph-Tech, the UCAR Graph-Tech logo, GRAFOIL(R), GRAFCELL(TM), GRAFSHIELD(TM), GRAFGUARD(R), GRAFOAM(TM), GRAFKOTE(R), ADVANCED MULTIWRAP(TM), EXPANDOGRAF(R) and SUPER GTO(TM) are our trademarks and trade names. This prospectus also contains trademarks and trade names belonging to other parties.

                                  THE OFFERING

Common stock offered by us...................  shares
Common stock offered by the selling
  stockholder................................  shares
     Total...................................  shares
Common stock to be outstanding after this
  offering...................................  shares
Use of proceeds..............................  To invest in the growth and expansion of our business, fund working capital, and for
                                               general corporate purposes. We will not
                                               receive any proceeds from the sale of shares
                                               by the selling stockholder.
Proposed Nasdaq National Market symbol.......  "GRAF"
Risk factors.................................  You should carefully consider all information set forth in this prospectus and, in
                                               particular, you should evaluate the specific
                                               factors set forth under "Risk Factors" before
                                               purchasing any shares.

     The number of shares of our common stock that will be outstanding after
this offering excludes           shares reserved for issuance under our 2000
Employee Equity Incentive Plan and           shares reserved for issuance under
our 2000 Outside Directors Equity Incentive Plan, under which an aggregate of shares are subject to options that become effective on the date of this prospectus at an exercise price equal to the initial public offering price.
It also excludes           shares reserved for issuance in respect of options
issued by UCAR International in the event of a distribution by UCAR International of shares of our common stock held by it to its stockholders.

                 SUMMARY FINANCIAL DATA OF UCAR GRAPH-TECH INC.

     The following summary financial data at December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been derived from the audited Financial Statements of UCAR Graph-Tech Inc. appearing elsewhere in this prospectus. The summary financial data at December 31, 1995, 1996 and 1997 and for each of the years in the two-year period ended December 31, 1996 are unaudited and have been derived from our financial records and include all adjustments which, in the opinion of management, are necessary to present such financial data in accordance with generally accepted accounting principles. All of the following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes appearing elsewhere in this prospectus.

                                                      FOR YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------------
                                          1995         1996         1997       1998       1999
                                         -------    -----------    -------    -------    -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:                 (UNAUDITED)
                                         ----------------------

Net sales..............................  $34,020      $36,448      $37,680    $37,589    $33,782
Gross profit...........................   13,333       14,331       15,580     15,658     12,345
Research and development...............      613          782        1,012      1,326      1,534
Selling, administrative and other
  expenses.............................    3,668        3,500        3,720      3,462      4,680
Operating profit.......................    9,048        9,372       10,632     10,970      6,099
Net income.............................    5,324        5,514        6,258      6,459      3,583
Pro forma net income per share.......................................................
Weighted average shares outstanding..................................................

BALANCE SHEET DATA (AT PERIOD END):                 (UNAUDITED)
                                         ---------------------------------

Cash...................................  $   129      $     0      $     0    $   152    $    18
Total assets...........................   19,822       23,768       24,094     23,199     24,171
Total debt.............................        0            0            0          0          0
Stockholder's equity...................    9,229       13,494       11,443     10,406     12,668
OTHER DATA:
Gross profit margin....................     39.2%        39.3%        41.3%      41.7%      36.5%
Capital expenditures...................  $ 1,296      $ 4,588      $ 1,825    $ 1,005    $ 2,326

                                  RISK FACTORS

     You should carefully consider the following risks and all other information contained in this prospectus before purchasing any shares. If any of the following risks occur, our business, prospects, results of operations or financial condition could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

FACTORS AFFECTING OUR COMPANY AND INDUSTRY

     THE USE OF FUEL CELL SYSTEMS IN THE TRANSPORTATION AND PORTABLE POWER MARKETS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

     Fuel cells and fuel cell systems represent an emerging technology, and we do not know whether end-users will want to use them. The development of a mass market for fuel cells and fuel cell systems may be affected by many factors, some of which are out of our control, including:

     - the possibility that fuel cells will be subject to future state and federal regulations,

     - the emergence of alternative solutions and technologies,

     - the future cost of hydrogen and other fuels used in fuel cell systems,

     - the failure to develop a commercially viable fuel storage system,

     - the lack of, or slow development of, a fuel delivery system infrastructure,

     - consumer perceptions about the safety of fuel cells and fuel cell systems,

     - changes in environmental laws and regulations that call for less stringent or alternative emissions requirements than currently legislated, and

     - potential consumer reluctance to try new products.

     If a mass market fails to develop or takes longer to develop than we anticipate, our prospects could suffer.

     EVEN IF A MARKET FOR FUEL CELLS DEVELOPS, WE CANNOT ASSURE YOU THAT BALLARD'S PRODUCT WILL GAIN ACCEPTANCE IN THE MARKETPLACE.

     Ballard may never complete the development of a commercially viable fuel cell or fuel cell system. Due to our exclusive supply arrangement with Ballard, we rely on Ballard's commitment to develop, market and produce a competitive product. Ballard may have difficulty in implementing its technology or may decide not to pursue the development of fuel cell technology at all. Ballard may also be unable to produce PEM fuel cell systems that are competitive with other technologies in terms of price, reliability and longevity. If Ballard is unable or unwilling to commercialize a reliable and cost-effective fuel cell, our prospects could suffer.

     BALLARD MAY SEEK NEW SUPPLY SOURCES IF NEW OR BETTER TECHNOLOGY IS FOUND.

     Our prospects depend heavily on our relationship with Ballard. It is possible that the advanced flexible graphite products that we provide Ballard will not continue to meet the technical requirements of Ballard's fuel cells or will be replaced with alternative materials or products. If we are unable to meet Ballard's needs or one of our competitors is better able to meet those needs, our relationship with Ballard could be placed into jeopardy. The loss of Ballard as a customer could negatively affect our prospects.

     OUR GROWTH PLAN DEPENDS ON INTRODUCING NEW TECHNOLOGY TO EXISTING MARKETS. THE MARKETS WE HAVE IDENTIFIED MAY NOT UTILIZE OUR PRODUCTS.

     In addition to fuel cells, our growth plan depends on opportunities in:

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors, and

     - heat management applications in high temperature industrial furnaces.

     It is possible that we may not develop viable products or some or all of our products may not gain commercial acceptance in some or all of these identified markets. In such case, our prospects could be negatively affected. Even if our products gain commercial acceptance in these markets, our products could be displaced by unknown or new technologies, which could have a negative impact on our business.

     OUR FAILURE TO PROTECT AND OBTAIN INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND PROFITABILITY.

     Failure to protect our existing intellectual property rights may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark and trade secret law to protect our intellectual property. The issued patents that we have obtained to date will expire between 2004 and 2018. Some of our intellectual property is not covered by any patent or patent application. Our patent position is subject to complex factual and legal considerations and there can be uncertainty as to the validity, scope and enforceability of any particular patent. Accordingly, we cannot assure you that:

     - any of the U.S. or foreign patents owned by us, or other patents that third parties may license to us in the future, will not be invalidated, circumvented, challenged, adjudged unenforceable or licensed to others, or

     - any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if at all.

     In addition, effective patent, trademark and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     Our ability to maintain certain proprietary intellectual property may be achieved in part by prosecuting claims against others who we believe are infringing our rights and by defending against claims of intellectual property infringement brought by others. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged material or product and diverting the efforts of our technical and management personnel, regardless of the outcome of such litigation.

     We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

     If necessary or desirable, we may seek licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us.

     The failure to obtain a license from a third party for intellectual property we use at present could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the use of such intellectual property.

     OUR BUSINESS COULD SUFFER IF WE HAVE DIFFICULTY MANAGING OUR FUTURE EXPANSION OR IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

     We intend to grow by developing new advanced flexible graphite products for customers in new markets. We intend to increase the size of our facilities and expand the geographic scope of our operations. Our net sales could suffer if we fail to effectively manage our growth. Our planned expansion also will require a significant increase in the number of our employees. Our future success, therefore, will depend in part on attracting and retaining additional qualified management and technical personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our expansion plans.

     THE AUTOMOTIVE, CHEMICAL AND PETROCHEMICAL INDUSTRIES MAY FIND ALTERNATIVE TECHNOLOGY.

     Our current net sales consist almost entirely of sales of our products to customers in the automotive, chemical and petrochemical industries. It is possible that our flexible graphite products could be displaced by other technology in current markets. If customers in these markets find an alternate product to ours, our business will suffer.

     OUR BUSINESS DEPENDS ON THE CONTINUED AVAILABILITY OF RAW MATERIALS AND ENERGY SUPPLIES AT REASONABLE PRICES.

     We purchase our raw materials and energy from a variety of sources. We currently have no long-term purchase contracts with respect to any raw materials or energy. We depend on the continued availability of raw materials at reasonable prices. Our business may suffer if there is a substantial increase in raw materials or energy prices which cannot be mitigated or passed on to our customers or if there is a prolonged interruption in the supply of natural graphite.

     WE ARE SUBJECT TO RIGOROUS COMPETITION IN EXISTING MARKETS, AND OUR BASIC BUSINESS HAS RELATIVELY LOW BARRIERS TO ENTRY BY ADDITIONAL COMPETITORS.

     The flexible graphite business is highly competitive. The capital requirements to begin the production of flexible graphite are relatively small. In the markets we historically have served, competition is based primarily on price. Some of our competitors have, and some of our future competitors may have, greater financial, marketing and other resources than we do. Our business, results of operations and financial condition could be materially adversely affected if competition prevents us from maintaining or increasing prices, volumes or net sales, or requires significant increases in spending on research and development, marketing or sales and customer service.

     HEALTH AND ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES RELATING TO OUR MANUFACTURING OPERATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Our operations and properties are subject to increasingly stringent laws and regulations relating to health and environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. These laws and regulations can impose substantial fines and criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and decrease the likelihood of accidental injuries or hazardous substance releases. We incur, and expect to continue to incur, capital and operating costs to comply with these laws and regulations.

     We use and generate hazardous substances and wastes in our manufacturing operations. In addition, the properties on which we operate are and have been used for industrial purposes. Accordingly, we also may be subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATED TO OUR RELATIONSHIP WITH UCAR

     UCAR WILL CONTROL US FOLLOWING THIS OFFERING.

     Following this offering, we will continue to be a subsidiary of UCAR, which
will own about      % of our common stock outstanding after this offering. As
long as UCAR owns a majority of our outstanding common stock, UCAR will be able to elect our entire Board of Directors and to remove any director, with or without cause, without calling a meeting of stockholders. Investors in this offering will not be able to affect the outcome of any stockholder vote. As a result, UCAR will have the ability to control all matters affecting us, including:

     - through its ability to elect and remove our entire Board of Directors, determining our business strategies and policies, including the appointment and removal of officers,

     - identifying and allocating business opportunities that may be suitable for us and UCAR,

     - our participation in mergers or other business combinations,

     - our acquisition or disposition of assets,

     - our financing,

     - any change to the agreements between us and UCAR, and

     - any payment of dividends on our common stock.

     We intend to enter into a stockholder's agreement with UCAR prior to this offering which will provide to UCAR registration, major transaction approval, director nomination and other rights. So long as UCAR owns at least 20% of our outstanding common stock, UCAR is not prohibited from selling a controlling interest in us to a third party.

     OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION OR CASH FLOW AS A SEPARATE COMPANY.

     The Financial Statements have been carved out from the consolidated financial statements of UCAR using the historical results of operations and historical bases of the assets and liabilities of UCAR's business that we comprise. Accordingly, the historical financial information that we have included in this prospectus does not necessarily reflect what our financial condition, results of operations and cash flows would have been if we had been a separate stand-alone entity at the dates and during the periods presented. UCAR did not account for us, and we were not operated, as a separate, stand-alone entity for the periods presented. Our costs and expenses include allocations from UCAR for centralized corporate services and infrastructure costs, including:

- legal,                               - distribution,
- accounting,                          - customer service,
- treasury,                            - sales,
- real estate,                         - marketing, and
- information technology,              - engineering.
- research and development,

     This historical financial information is not necessarily indicative of what our results of operations, financial condition and cash flows will be in the future. We have not made adjustments to this historical financial information to reflect many significant changes that may occur in our cost structure, funding and operations as a result of any separation from UCAR, including increased costs associated with reduced economies of scale, increased marketing expenses related to building a company brand identity separate from UCAR, and increased costs associated with being a publicly traded, stand-alone company.

     WE WILL NOT BE ABLE TO RELY ON UCAR TO FUND OUR GROWTH, AND WE MAY NOT BE ABLE TO FIND OTHER FINANCING ON FAVORABLE TERMS OR AT ALL.

     After this offering, UCAR will not be required and does not intend to provide funds to finance our working capital or other cash requirements. We believe that our capital requirements will vary from quarter to quarter, depending on factors such as capital expenditures, fluctuations in our results of operations, financing activities, acquisitions, and fluctuations in inventory levels and receivables collections. We may require or choose to obtain additional debt or equity financing in order to finance acquisitions, capital expenditures or other activities. Future equity financings would be dilutive to the holders of our common stock then outstanding. Future debt financings could involve restrictive covenants that would limit our operating flexibility. We may not be able to obtain financing with favorable interest rates or other terms, or at all. If adequate financing is not available or is only available on unfavorable terms, we may be unable to maintain or expand our business, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations or financial condition.

     MANY OF OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF UCAR COMMON STOCK.

     Many of our directors and executive officers have substantial investments in UCAR common stock and options to purchase UCAR common stock. Their ownership of UCAR common stock and options to purchase UCAR common stock could create potential conflicts of interest when they are faced with decisions that could have different implications for UCAR and us.

     IF THE TRANSITIONAL SERVICES BEING PROVIDED TO US BY UCAR ARE NOT SUFFICIENT TO MEET OUR NEEDS OR IF WE ARE NOT ABLE TO REPLACE THESE SERVICES AFTER OUR AGREEMENTS WITH UCAR TERMINATE, WE MAY BE UNABLE TO MANAGE OUR BUSINESS.

     UCAR is currently providing transitional services to us, including services related to:

     - information technology systems,

     - human resources administration,

     - intellectual property, and

     - legal, finance and accounting.

     Although UCAR has agreed to provide us with these services, these services may not be provided at the same level as when we were part of UCAR. The agreements relating to these services have terms of one year and automatically renew at the expiration of each term unless terminated by either party at the end of such term. After the termination of these agreements, we may not be able to replace these transitional services on terms and conditions, including cost, as favorable as those we expect to receive from UCAR.

FACTORS AFFECTING THIS OFFERING

     WE MAY BE SUBJECT TO LITIGATION IF OUR STOCK PRICE IS VOLATILE.

     The stock market has from time to time experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

     - failure to meet product development and commercialization goals,

     - net sales and results of operations failing to meet the expectations of securities analysts or investors,

     - downward revisions in securities analysts' estimates or changes in general market conditions,

     - technological innovations by others,

     - investor perception of our industry or our prospects, or

     - general technology or economic trends.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management's attention and resources.

     YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after this offering. If you purchase shares in this offering, you will incur dilution of approximately $ per share from the price per share you paid based on a pro forma as adjusted net book value per share of $ .

     FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity financing in the future. After this offering, we will have shares of our common stock outstanding. Of these shares, the shares sold in this offering will be freely tradeable. All of the remaining shares are subject to 180-day lock-up agreements. All of these remaining shares are held by UCAR, and UCAR will have the right to require us to register these remaining shares. Accordingly, all of these remaining shares may be available for sale in the public market 180 days after the date of this prospectus.

     In addition, after this offering, we also intend to register the shares of our common stock reserved for issuance under our 2000 Employee Equity Incentive Plan and our 2000 Outside Directors Equity Incentive Plan. UCAR will
have the right to require us to register the        shares reserved for issuance
in respect of options issued by UCAR International in the event of a distribution by UCAR International of shares of our common stock held by it to its stockholders. Issuance of all of these reserved shares are also subject to 180-day lock-up agreements.

     We cannot predict whether future sales of our common stock, or the availability of our common stock for future sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

     ABSENCE OF A PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

     Our common stock is a new issue of securities for which there is currently no trading market. Although we expect our common stock to be quoted on The Nasdaq National Market, an active trading market for our common stock may not develop or be sustained following this offering. If you purchase shares in this offering, you may not be able to resell your shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for our common stock following this offering.

     CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CHARTER, BYLAWS AND AGREEMENTS WITH UCAR MAY MAKE A TAKEOVER OF US MORE DIFFICULT. THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK.

     We are subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of us. In addition, provisions of our charter, bylaws and agreements with UCAR may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving us, even if such transaction would be beneficial to our stockholders. In addition, our Board of Directors intends to adopt a stockholder rights plan which may have the same effect. Neither these provisions nor our stockholder rights plan will apply to transactions involving UCAR.

                CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. In some cases, you can identify these statements by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", "would" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include:

     - the future of our business, technologies, products or activities,

     - the markets for our products,

     - our growth, results of operations or financial position in the future, and

     - other factors set forth under "Risk Factors" in this prospectus.

     You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                DIVIDEND POLICY

     It is the current policy of our Board of Directors to retain earnings to finance the further expansion and continued growth of our business. We do not, therefore, intend to pay any cash dividends on our common stock for the foreseeable future. Any future determination regarding the payment of dividends will be within the sole discretion of our Board of Directors and will depend upon, among other things, our earnings, results of operations, financial condition, current and anticipated cash needs, and restrictions under any loan, credit, stockholder or other agreement to which we are a party.

     GRAFTECH is a holding company and it derives all of its cash flow from our subsidiary. Consequently, its ability to pay cash dividends is dependent upon the earnings of our subsidiary and the distribution of those earnings to it. The distributions of those earnings will be subject to restrictions under applicable corporate laws and any loan, credit or other agreement to which our subsidiary is a party.

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of shares in this offering will exceed the net tangible book value per share of our common stock after this offering. The net tangible book value per share of our common stock is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding on the date as of which the book value is determined.

     At December 31, 1999, we had net tangible book value of $     million and
net tangible book value per share of our common stock of $     . Assuming that
the sale of the shares in this offering had occurred on December 31, 1999 at an
initial public offering price of $     per share (which is the mid-point of the
estimated price range on the cover of this prospectus) and after deducting the underwriting discount and estimated offering expenses payable by us, the net
tangible book value at December 31, 1999 would have been about $     million or
$     per share of our common stock. This represents an immediate increase in
net tangible book value of $     per share held by existing stockholders.
Immediate dilution to the purchasers of shares in this offering would have been as set forth in the following table:

Assumed initial public offering price per share.............         $
  Net tangible book value at December 31, 1999..............  $
  Increase attributable to purchase of shares in this
     offering...............................................
Net tangible book value per share after this offering.......
                                                                     ---
Dilution per share to purchasers of shares in this
  offering..................................................         $
                                                                     ===

     The following table summarizes, on a pro forma basis as of December 31, 1999, the difference between existing stockholders and new investors with respect to the number of shares of our common stock purchased, the total consideration paid and the average price per share paid. Our only existing stockholder is UCAR. The following table assumes that the initial public
offering price will be $     per share. If the over-allotment option is
exercised in full, the percentage of the total number of shares of our common
stock outstanding held by UCAR will decrease from      % to      % of the total
number of shares of our common stock outstanding after this offering, and the percentage of the total number of shares of our common stock outstanding held by
new investors will increase from      % to      % of the total number of shares
of our common stock outstanding after this offering.

                                                                        AGGREGATE
                                            SHARES ACQUIRED        CONSIDERATION PAID
                                        -----------------------    -------------------    AVERAGE PRICE
                                           NUMBER       PERCENT    AMOUNT     PERCENT       PER SHARE
                                        ------------    -------    -------    --------    -------------
Existing stockholder..................                        %     $               %         $
Purchasers of shares in this
  offering............................
                                                         -----      -----      -----
          Total.......................                     100%     $            100%
                                                         =====      =====      =====

                                USE OF PROCEEDS

     The net proceeds we will receive from the sale of the shares of our common
stock offered by us in this offering are estimated to be about $     million, at
an assumed initial public offering price of $     per share (which is the
mid-point of the range on the cover of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The principal uses of the net proceeds to us from this offering are:

     - about $7.0 million to finance equipment for proprietary manufacturing capabilities at our Parma, Ohio facility to produce products for Ballard and other customers, installation of which began in the first quarter of 2000 and is expected to be completed in the first quarter of 2001,

     - about $2.0 million to invest in the growth and expansion of our business, including the purchase of proprietary flake treating and other equipment, and

     - the balance to fund working capital and for general corporate purposes, including other capital expenditures.

     In addition, we may use a portion of the net proceeds we receive from this offering to acquire or invest in complementary businesses or technologies, including, for example, joint ventures, strategic alliances or licensing arrangements. We do not currently have any pending commitments or agreements to make any such acquisitions or investments, except for a memorandum of understanding regarding possible development of an additional raw material source in Canada. Pending their use, the net proceeds we receive from this offering will be invested in short-term, investment grade, interest-bearing instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

                                 CAPITALIZATION

     The following table sets forth the capitalization of UCAR Graph-Tech Inc. at December 31, 1999 on an actual basis and as adjusted to reflect the formation
of our holding company, the sale by us of the           shares of our common
stock offered by us at an assumed initial public offering price of $     per
share and the initial application of the net proceeds to us therefrom. The information set forth below is qualified by and should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this prospectus.

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN THOUSANDS)
Cash........................................................  $    18     $
                                                              =======     ========
Debt........................................................  $ --        $ --
                                                              =======     ========
Stockholders' equity:
  Common stock, $.01 par value; 1,000 shares authorized, 100
     shares issued at December 31, 1998 and 1999............    --          --
  Divisional equity.........................................   12,668       --
  Preferred stock, $0.01 par value; 20,000,000 shares
     authorized; none issued................................    --
  Common stock, $0.01 par value; 200,000,000 shares
     authorized;           shares issued and outstanding,
     actual; and           issued and outstanding, as
     adjusted...............................................    --
  Additional paid-in-capital................................    --
  Retained earnings.........................................    --
                                                              -------     --------
          Total stockholders' equity........................   12,668
                                                              -------     --------
          Total capitalization..............................  $12,668     $
                                                              =======     ========

     In addition,           shares have been reserved for issuance under our
2000 Employee Equity Incentive Plan and our 2000 Outside Directors Equity
Incentive Plan, under which an aggregate of           shares are subject to
options that become effective on the date of this prospectus, and shares have been reserved for issuance in respect of options issued by UCAR International in the event of a distribution by UCAR International of shares of our common stock held by it to its stockholders.

                SELECTED FINANCIAL DATA OF UCAR GRAPH-TECH INC.

     The following selected financial data at December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been derived from the audited Financial Statements of UCAR Graph-Tech Inc. appearing elsewhere in this prospectus. The following selected financial data at December 31, 1995, 1996 and 1997 and for each of the years in the two-year period ended December 31, 1996 are unaudited and have been derived from our financial records and include all adjustments which, in the opinion of management, are necessary to present such financial data in accordance with generally accepted accounting principles. All of this data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes appearing elsewhere in this prospectus.

                                                      FOR YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                           1995       1996       1997        1998       1999
                                          -------    -------    -------    --------    -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:                    (UNAUDITED)
                                          ------------------

Net sales...............................  $34,020    $36,448    $37,680    $ 37,589    $33,782
Gross profit............................   13,333     14,331     15,580      15,658     12,345
Research and development................      613        782      1,012       1,326      1,534
Selling, administrative and other
  expenses..............................    3,668      3,500      3,720       3,462      4,680
Operating profit........................    9,048      9,372     10,632      10,970      6,099
Net income..............................    5,324      5,514      6,258       6,459      3,583
                                          -------    -------    -------    --------    -------
Pro forma net income per share.....................................................
Weighted average shares outstanding................................................

BALANCE SHEET DATA (AT PERIOD END):                         (UNAUDITED)
                                          -----------------------------

Cash....................................  $   129    $     0    $     0    $    152    $    18
Total assets............................   19,822     23,768     24,094      23,199     24,171
Total debt..............................        0          0          0           0          0
Stockholder's equity....................    9,229     13,494     11,443      10,406     12,668
Working capital.........................    3,060      3,956      1,601       1,179      2,547
OTHER DATA:
Gross profit margin.....................     39.2%      39.3%      41.3%       41.7%      36.5%
Capital expenditures....................  $ 1,296    $ 4,588    $ 1,825    $  1,005    $ 2,326

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     At the time we founded our business, we were an unincorporated business within the Carbon Products Division of Union Carbide Corporation. In 1989, the Carbon Products Division was separated from Union Carbide's other businesses and contributed to UCAR Carbon Company Inc., a wholly-owned subsidiary of Union Carbide. UCAR Carbon was subsequently contributed to UCAR International, which became a public company in 1995.

     We remained a division of UCAR until January 2000, at which time UCAR transferred substantially all of the assets and liabilities related to its worldwide natural graphite business to UCAR Graph-Tech, our wholly-owned subsidiary. GRAFTECH was incorporated in April 2000 and will be the holding company for UCAR Graph-Tech.

     All financial information (including allocations of overhead, taxes and other expenses) at dates and for periods prior to this offering were prepared as if we had operated as a separate stand-alone entity at those dates and for those periods. We believe that the allocation methods used were reasonable.

BUSINESS BACKGROUND

     About 80% of our net sales are derived from sales of our products in North America. The balance of our net sales is derived from sales in Western Europe and the Far East. To date, our principal products have consisted of flexible graphite sold primarily for use in gaskets and other sealing applications in the automotive, chemical and petrochemical industries.

     During the past 18 months, we refocused our business strategy to concentrate on the growth opportunities in the fuel cell and other new markets. We have increased our research and development efforts in the fuel cell and other new markets, and will continue to expand support of our efforts to grow sales of our products in these markets.

     We incur manufacturing costs and sell our products primarily in United States dollars. As a result, our results of operations and financial condition are not affected to any material extent by changes in currency exchange rates. Since we serve markets worldwide, we are impacted in varying degrees as local or regional conditions fluctuate, affecting demand for our products.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items in the Statements of Operations and the increase or decrease (expressed as a percentage of such item in the comparable prior period) of such items:

                                                                                 PERCENTAGE
                                                                                  INCREASE
                                                                                 (DECREASE)
                                                                                ------------
                                               FOR YEARS ENDED DECEMBER 31,     1997    1998
                                               -----------------------------     TO      TO
                                                1997       1998       1999      1998    1999
                                               -------    -------    -------    ----    ----
                                                  (DOLLARS IN THOUSANDS)
Net sales....................................  $37,680    $37,589    $33,782    0.2%    (10.1)%
Cost of sales................................   22,100     21,931     21,437    (0.8)   (2.3)
                                               -------    -------    -------
Gross profit.................................   15,580     15,658     12,345    0.5     (21.2)
Research and development.....................    1,012      1,326      1,534    31.0    15.7
Selling, administrative and other expenses...    3,720      3,462      4,680    (6.9)   35.2
Other expense (income), net..................      216       (100)        32    N/M     N/M
                                               -------    -------    -------
Operating profit.............................  $10,632    $10,970    $ 6,099    3.2     (44.4)
                                               =======    =======    =======

---------------
N/M: Not Meaningful

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Statements of Operations:

                                                                  FOR YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
Net sales...................................................  100.0%   100.0%   100.0%
Cost of sales...............................................   58.7     58.3     63.5
                                                              -----    -----    -----
Gross profit................................................   41.3     41.7     36.5
Research and development....................................    2.7      3.5      4.5
Selling, administrative and other expenses..................    9.8      9.3     13.8
Other expense (income), net.................................    0.6     (0.3)     0.1
                                                              -----    -----    -----
Operating profit............................................   28.2%    29.2%    18.1%
                                                              =====    =====    =====

     1999 COMPARED TO 1998. Net sales in 1999 were $33.8 million, a decrease of $3.8 million, or 10.1%, from net sales in 1998 of $37.6 million. Gross profit in 1999 was $12.3 million, a decrease of $3.3 million, or 21.2%, from gross profit in 1998 of $15.7 million. Gross profit margin in 1999 was 36.5% of net sales as compared to gross profit margin in 1998 of 41.7% of net sales. The decrease in net sales was primarily due to a decline in the average prices of our gasket and sealing products. The average price of our sealing products sold to the internal combustion market was nearly 10% lower in 1999 than in 1998. Average prices of our other products also declined, but to a lesser extent. The volume of products sold increased slightly and the product mix was relatively stable in 1999 as compared to 1998. The decline in prices was primarily due to competitive pressures. Reductions in raw material costs due to lower prices, alternate sources of supply and improvements in operations resulted in a reduction of $0.5 million in cost of sales in 1999 as compared to 1998, even though there was a slight increase in volume of products sold. Gross profit and gross profit margin declined in 1999 as compared to 1998 because both the dollar amount of the decrease and the percentage decrease in net sales exceeded both the dollar amount of the reduction and the percentage reduction in cost of sales.

     Research and development expenses increased $0.2 million, or 15.7%, to $1.5 million in 1999 from $1.3 million in 1998, reflecting our commitment of additional resources to implement our new strategic focus. We believe that, in 2000, these expenses will continue to increase due to our commitment to innovation and commercialization of our solutions and products.

     Selling, administrative and other expenses increased $1.2 million, or 35.2%, to $4.7 million in 1999 from $3.5 million in 1998, primarily due to increases in personnel and increased resources devoted to strategic planning and commercialization efforts. In 1999, we added five employees involved in these activities, which accounted for most of the increase. We believe that, in 2000, these expenses will increase due to increased support for our commercialization efforts.

     Operating profit was $6.1 million, or 18.1% of net sales, in 1999 as compared to $11.0 million, or 29.2% of net sales, in 1998. The decrease in operating profit was due to lower gross profit and to higher selling, administrative and other expenses and higher research and development expenses.

     Provision for income taxes was $2.5 million for 1999 as compared to $4.5 million for 1998. During both years, the provision for income taxes reflected a 41% effective income tax rate. This is higher than the U.S. federal income tax rate of 35%, primarily as a result of the impact of state and local income taxes.

     As a result of the changes described above, net income was $3.6 million in 1999, a decrease of $2.9 million from $6.5 million in 1998.

     1998 COMPARED TO 1997. Net sales in 1998 were $37.6 million, substantially the same as net sales in 1997 of $37.7 million. The impact of a 2% decline in average prices of our gasket and sealing products was substantially offset by an increase in the volume of those products sold. The volume and average prices of our other products sold, and cost of sales of all products, was relatively stable in 1998 as compared to 1997. As a result, gross profit in 1998 was $15.7 million, substantially the same as gross profit in 1997 of $15.6 million. Gross profit margin in 1998 was 41.7% of net sales as compared to gross profit margin in 1997 of 41.3% of net sales.

     Research and development expenses increased $0.3 million, or 31.0%, to $1.3 million in 1998 from $1.0 million in 1997, primarily due to an increase in activities with our strategic partner, Ballard.

     Selling, administrative and other expenses were $3.5 million in 1998, an improvement of $0.2 million over 1997.

     Operating profit was relatively stable at $11.0 million, or 29.2% of net sales, in 1998 as compared to $10.6 million, or 28.2% of net sales, in 1997.

     Provision for income taxes was $4.5 million for 1998 as compared to $4.4 million for 1997. During both years, the provision for income taxes reflected a 41% effective income tax rate. This is higher than the U.S. federal income tax rate of 35%, primarily as a result of the impact of state and local income taxes.

     As a result of the changes described above, net income was $6.5 million in 1998, an increase of $0.2 million from $6.3 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Since January 1, 1997, cash flow from operations has constituted our principal source of funds. For the past five years, we have had positive annual cash flow from operations. We are seeking to improve, among other things, our cash flow from operations in 2000 through improvements in production scheduling, inventory management, cash management and accounts payable and receivable management. Improvements in cash flow from operations in 2000 resulting from these efforts are being partially offset by the associated cash implementation costs.

     We believe that our cash flow from operations and existing capital resources, combined with the net proceeds to us from this offering and our efforts to reduce costs, improve efficiencies and generate growth and earnings, will enable us to implement our business strategies and meet our obligations as they become due for at least the next year. To the extent that demand for our products grows faster than anticipated, we could be required to obtain additional funds to finance expansion of manufacturing capacity.

     CASH FLOW PROVIDED BY OPERATING ACTIVITIES. Cash flow provided by operations was $3.5 million in 1999 as compared to cash flow provided by operations of $8.6 million in 1998. This decrease of $5.1 million resulted primarily from higher use of cash for working capital of $2.1 million, lower net income of $2.9 million and increased use of cash associated with long term assets and liabilities of $0.4 million in 1999.

     Use of cash flow for working capital was $1.5 million in 1999, which was $2.1 million more than the $0.6 million of cash flow provided by working capital in 1998. The increased use of working capital was due primarily to increases in the use of cash of $2.7 million for taxes payable, $0.3 million for receivables and $0.5 million for inventories, partially offset by reductions in the use of cash of $0.8 million for payables and accruals.

     CASH FLOW USED IN INVESTING ACTIVITIES. We used $2.3 million of cash flow in investing activities during 1999 as compared to $1.0 million during 1998. This increase of $1.3 million was primarily due to an increase in cash used for capital expenditures.

     CASH FLOW USED IN FINANCING ACTIVITIES. Cash flow used in financing activities was $1.3 million in 1999 as compared to cash used in financing activities of $7.4 million in 1998. These uses reflected distributions of cash to UCAR. We intend to obtain a line of credit to enhance our liquidity.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We do not currently utilize any derivative financial instruments.

YEAR 2000 ISSUE

     The Year 2000 issue resulted from the fact that many computer programs were written using two rather than four digits to define the applicable year. Any computer programs that have time-sensitive software could have recognized a date using "00" as the year 1900 rather than the year 2000. We did not experience any such material errors, miscalculations or failures affecting us or our critical suppliers, service providers or customers. We estimate that we incurred an aggregate incremental cost of about $0.2 million for internal and external services in connection with Year 2000 issues.

COSTS RELATING TO PROTECTION OF THE ENVIRONMENT

     We have been, currently are and will continue to be subject to increasingly stringent environmental protection laws and regulations. In addition, we have an ongoing commitment to rigorous internal environmental protection standards. The following table sets forth certain information regarding environmental expenses and capital expenditures.

                                                               FOR YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997        1998        1999
                                                              ------      ------      ------
                                                                  (DOLLARS IN THOUSANDS)
Expenses relating to environmental protection...............  $2,066      $1,308      $1,446
Capital expenditures related to environmental protection....  $  112      $  429      $  403

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not have significant exposure to market risks from changes in interest rates and currency exchange rates.

                                    BUSINESS

INTRODUCTION

     We are the world leader in the development and manufacture of high quality, natural graphite based products. We provide our customers with highly engineered solutions and products for use in diverse applications in a wide range of industries. As the founder of the flexible graphite industry, we are building on our long history of developing products for automotive and industrial sealing applications to capitalize on the commercialization of fuel cell technology and expand into other markets.

     OPPORTUNITIES FOR FUEL CELLS. We have been working with Ballard Power Systems since 1992 on developing advanced flexible graphite products for use as flow field plates in PEM fuel cells. As part of our ongoing relationship, we developed GRAFCELL(TM) products for use in flow field plates for Ballard(R) fuel cells. In 1999, we entered into exclusive long-term agreements to supply Ballard with our GRAFCELL(TM) products for use in Ballard(R) fuel cells and to collaborate on future development of advanced flexible graphite products for use in flow field plates. Ballard is the world leader in developing, manufacturing and marketing zero-emission PEM fuel cells that generate electricity for transportation, stationary and portable power applications. We believe that fuel cell components made with our GRAFCELL(TM) products, together with Ballard's leading technology, will contribute to the commercial viability of fuel cells in the transportation and portable power markets.

     EMERGING OPPORTUNITIES. We are leveraging technologies developed in our work with Ballard and in our independent research and development efforts to generate new opportunities in:

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors, and

     - heat management applications in high temperature industrial furnaces.

     We believe that our solutions and products will create new applications and replace existing technologies due to their superior performance and cost-competitive nature, presenting us with growth opportunities.

OUR STRENGTHS

     We have developed technological and operating strengths that we believe give us a competitive advantage.

     HISTORY OF PRODUCT AND SOLUTION INNOVATION. We founded our business and the flexible graphite industry in 1963, and have a history of industry leadership bringing innovative natural graphite-based products that provide technological solutions to market. Since then, we have identified many new applications for which our products can offer advantages in performance and cost. In the 1970s, we introduced GRAFOIL(R) flexible graphite sheet as a replacement for asbestos in high temperature gasket applications. In the 1980s, we successfully marketed the use of GRAFOIL(R) sheet as a superior gasket for automotive engine applications. In the 1990s, we began developing natural graphite-based products and solutions for applications in fuel cells, electronics and construction and building materials. We believe that our knowledge and technology base will continue to allow us to identify new growth opportunities.

     EXCLUSIVE SUPPLY AND COLLABORATION AGREEMENTS WITH BALLARD. In 1999, we entered into exclusive long-term agreements to supply Ballard with our GRAFCELL(TM) products for use in flow field plates in Ballard(R) fuel cells and to collaborate on further development of advanced flexible graphite products. Ballard's Mark 900 fuel cell stack, which utilizes our GRAFCELL(TM) products, features a power density increase of almost 30%, occupies about half the space and weighs 30% less than Ballard's previous automotive fuel cell. Ballard has publicly characterized our relationship as a "Ballard Fuel Cell Milestone." Our supply agreement with Ballard provides that Ballard will buy from us all of its flexible graphite products for use in flow field plates for PEM fuel cells and that we will provide these flexible graphite products for use in flow field plates only to Ballard. We have developed a strong relationship with Ballard, which we believe will allow us to capitalize on the commercialization of fuel cell technology in the transportation and portable power markets.

     PROCESS TECHNOLOGY AND MANUFACTURING EXCELLENCE. Our proprietary process technology allows us to scale our capacity and modify our products to meet our customers' unique requirements. We believe that we are the only manufacturer that chemically processes all of its natural graphite flake. This permits us to precisely control the properties and quality of our products and reduces cycle time, which we believe gives us a competitive advantage. We believe that our process technology will enable us to efficiently expand our operations as customer demand for our products increases. We are currently installing proprietary manufacturing capabilities at our Parma, Ohio facility, at a cost of about $7 million, to produce advanced flexible graphite products for Ballard and other customers.

     RESEARCH AND DEVELOPMENT. Our research and development team has a proven record of developing technological solutions for our customers and will allow us to quickly leverage our innovations into commercially viable products for new markets. About 17 percent of our 70 salaried employees are devoted to research and development, and about forty percent of that team are Ph.D. scientists. Our research and development efforts are centered in UCAR's product and process development center in Parma, Ohio, which is recognized as one of the leading carbon and graphite research and development centers in the world. As a result, we believe that we are well-positioned to provide highly engineered solutions to a wide range of industries.

     INTELLECTUAL PROPERTY. The development and protection of our intellectual property is an integral part of our corporate philosophy. We currently hold 99 issued patents and over 260 pending patent applications and perfected patent application priority rights worldwide. These patent rights include 17 issued patents and 90 pending patent applications and perfected patent application priority rights worldwide in the fuel cell technology area. These patent rights also include patents and pending patent applications in:

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors,

     - heat management applications in high temperature industrial furnaces, and

     - high temperature sealing applications.

     Our trademarks include those for our GRAFOIL(R), GRAFCELL(TM), GRAFSHIELD(TM), GRAFGUARD(R) and ADVANCED MULTIWRAP(TM) product lines. We believe that our intellectual property gives us a competitive advantage.

     STRONG CUSTOMER RELATIONSHIPS. We believe that our customers view us as the supplier of choice, due in part to our superior technical service, long-term customer support and joint product and applications development efforts. As a measure of our dedication to technical innovation, quality and customer service, we have received numerous supplier recognition awards, including Supplier of the Year honors from divisions of Federal Mogul Corporation and Dana Corporation.

OUR BUSINESS STRATEGIES

     As a global, technology driven company, we intend to pursue the development and commercialization of highly engineered products. The following are principal components of our business and growth strategy:

     CAPITALIZE ON OUR RELATIONSHIP WITH BALLARD. We intend to capitalize on our exclusive long-term supply and collaboration agreements with Ballard in order to participate in the commercialization of PEM fuel cell technology. We also believe that our long-term alliance with Ballard will allow us to benefit from continued research and development breakthroughs in the fuel cell as well as other markets.

     INNOVATE THROUGH RESEARCH AND DEVELOPMENT. We believe that our experience in developing and producing products for the automotive, chemical and petrochemical industries has positioned us to take advantage of new opportunities. We continually enhance our understanding of natural graphite-based materials and the relationship between process conditions and product properties. We have active programs in place to develop products with special thermal and electrical properties, which we believe will allow our products to be used in new markets. In addition to the advances in materials for flow field plates in PEM fuel cells, we are developing a flexible graphite-based fuel cell gas diffusion layer, which allows distribution of reactant gases and electric currents within the fuel cell. We intend to remain a leader in technological solutions for these and other products by furthering our research and development efforts, both on a stand-alone basis and through strategic alliances.

     IDENTIFY AND DEVELOP GROWTH OPPORTUNITIES AND INCREASE MARKET
AWARENESS. Leveraging our manufacturing and process technology strengths, we are focusing on the development of new applications using specialized natural graphite-based products. These applications include thermal applications for computers and other electronic devices, fire protection applications in construction and building materials, energy management applications in devices such as batteries and supercapacitors and heat management applications in high temperature industrial furnaces. We seek to identify technologies where our products can offer unique advantages in performance and cost over current products. We will continue to work closely with customers to develop and test products that we believe will allow us to be first to market. We are in discussions with various electronic and building materials companies relating to innovative solutions and products that we believe will result in our penetration into these large markets. We also intend to create greater market awareness for our products by demonstrating product capability and performance that exceed our customers' expectations and are superior to those of competing technologies. We anticipate that the attributes of our new products will allow us to identify related applications for our natural graphite-based solutions.

     IDENTIFY AND DEVELOP STRATEGIC ALLIANCES. We are pursuing strategic alliances that we believe will enhance and complement our existing businesses and accelerate growth opportunities across a wide range of markets. We believe that these alliances will leverage our strengths and enable us to expedite product development and commercialization, leading to increased sales, cash flow and earnings. Our strategic alliances may take the form of joint ventures, licensing agreements, supply agreements or other arrangements. Our relationship with Ballard exemplifies one type of alliance we are pursuing.

     AGGRESSIVELY PROTECT OUR INTELLECTUAL PROPERTY. We will continue to protect our technology through patents and carefully maintained trade secrets. As we develop new applications and products, we will apply for patents and trademark registrations to protect our rights. We believe that an active policy of protecting intellectual property is an important component of our technology leadership strategy. This policy provides us with a level of exclusivity that enhances the rewards of being first-to-market, thereby enabling us to achieve a competitive advantage.

PRODUCTS

     We produce expandable graphite, flexible graphite and advanced flexible graphite products. The versatility of our proprietary processes and equipment enables us to modify our natural graphite-based products to meet a variety of customer specifications. We work with our customers to develop technologically advanced solutions, utilizing our knowledge and expertise in expandable graphite, flexible graphite and advanced flexible graphite.

     EXPANDABLE GRAPHITE. We use a proprietary process to convert natural graphite flake into expandable graphite. During this process, we can manufacture expandable graphite with a number of specific properties. For example, by changing expandable graphite's sensitivity to temperature, modifying its particle size and imparting long-term stability in the product, we created GRAFGUARD(R) graphite flake for use in fire protection applications. The expansion property of our GRAFGUARD(R) graphite flake is the basis for its use in a growing number of fire retardant applications. Expanding up to 250 times its original thickness, the graphite flake generates a thick, non-burnable insulating layer that retains the superior heat resistance of graphite.

     FLEXIBLE GRAPHITE. We produce flexible graphite from expandable graphite flake, and can further fabricate the flexible graphite into a variety of sheet, laminate and tape products. Flexible graphite is lightweight, conformable, temperature-resistant and inert to most chemicals. Due to these characteristics, it is an excellent sealing material that has been used primarily in high temperature and corrosive environments in the automotive, chemical and petrochemical industries. For example, automotive applications for our flexible graphite products include head gaskets and exhaust gaskets as well as engine and exhaust heat shields. We market our flexible graphite products under our GRAFOIL(R) brand name.

     ADVANCED FLEXIBLE GRAPHITE. We produce advanced flexible graphite by subjecting expandable or flexible graphite materials to additional proprietary processing. These additional processing steps alter the properties and characteristics of flexible graphite to make materials with modified electrical, thermal and strength characteristics. Advanced flexible graphite can be used in the production of PEM fuel cell flow field plates, thermal management applications for computers and other electronic devices, energy management applications in devices such as batteries and supercapacitors, and heat management applications in high temperature industrial furnaces. We market our advanced flexible graphite products under our GRAFCELL(TM) brand for fuel cell applications and under our GRAFSHIELD(TM) brand for high temperature industrial furnace applications.

OUR APPLICATIONS AND MARKETS

     We are developing our expandable graphite, flexible graphite and advanced flexible graphite products for use in:

     - fuel cell applications in the transportation and power industries,

     - thermal management applications for computers and other electronic devices,

     - fire protection applications in construction and building materials,

     - energy management applications in devices such as batteries and supercapacitors,

     - heat management applications for high temperature industrial furnaces, and

     - sealing applications in the automotive, chemical and petrochemical industries.

     FUEL CELL APPLICATIONS IN THE TRANSPORTATION AND POWER INDUSTRIES. One of our emerging market opportunities is in the area of power generation using fuel cells. The advantages of using our advanced flexible graphite in fuel cell applications such as flow field plates include its high electrical conductivity, its light weight, its corrosion resistance and its cost effectiveness. We also are developing a flexible graphite-based gas diffusion layer, which controls the distribution of reactant gases and electric currents within the fuel cell.

                        [Diagram of PEM fuel cell stack]

     Introduction to PEM fuel cells. A PEM fuel cell is an environmentally clean power generator that produces electricity from hydrogen and oxygen, without combustion, giving off heat and water as the only by-products. PEM fuel cells are suitable for, among other things:

     - transportation applications such as cars, buses and trucks,

     - use by independent power producers and utilities in stationary power applications, including distributed or on-site power generation for commercial, industrial or residential uses, standby power and electricity at remote locations, and

     - portable applications such as portable power generators, scientific monitoring and control instrumentation at remote sites, auxiliary power and other specialty applications.

                       [Diagram of individual fuel cell]

     A fuel cell consists of two flow field plates and a membrane electrode assembly. The flow field plates direct the flow of gases within the fuel cell, disperse waste heat and capture and transmit the electricity generated by the fuel cell. The membrane electrode assembly consists of two electrodes, the anode and the cathode, separated by a solid polymer electrolyte membrane. The electrodes, also referred to as gas diffusion layers, are usually made of porous carbon materials that are coated on one side with a thin platinum catalyst layer. Hydrogen fuel dissociates into free electrons and protons in the presence of the platinum catalyst at the anode. The free electrons are conducted in the form of usable electric current through an external circuit. The protons migrate through the polymer membrane to the cathode, where another flow field plate directs oxygen from air and electrons from the external circuit to combine with hydrogen protons to produce water and heat.

                        [Photograph of flow field plate
                          using GRAFCELL(TM) product]

     Ballard(R) fuel cells. We have been actively working with Ballard since 1992 on developing solutions based on our proprietary advanced flexible graphite material for use as flow field plates in PEM fuel cells. We developed our GRAFCELL(TM) products for use in Ballard(R) fuel cells currently being developed for automotive applications. As part of this relationship, in 1999 we entered into exclusive long-term supply and collaboration agreements with Ballard. Our supply agreement with Ballard provides that Ballard will buy from us all of its flexible graphite products for use in flow field plates for PEM fuel cells and that we will provide these flexible graphite products for use in flow field plates only to Ballard.

     In January 2000, Ballard unveiled its next generation fuel cell stack, the Mark 900, at the North American International Auto Show in Detroit, Michigan. Ballard's Mark 900 fuel cell stack, which utilizes our GRAFCELL(TM) products, features a power density increase of almost 30%, occupies about half the space and weighs 30% less when compared to Ballard's previous automotive fuel cell stack. Ballard has announced that the Mark 900 will be the architecture initially used for Ballard's automotive applications.

     Ballard's target applications for PEM fuel cells are in the transportation, stationary and portable power markets. Applications include cars, trucks, buses, power plants and generators. Ballard has developed prototype products that it believes meet or exceed the performance specifications required in these markets. Together with its alliance partners and associated companies, Ballard plans to bring to market its first portable power products in 2001, its first transit bus engines in 2002 and its first automobile engines between 2003 and 2005.

     Transportation market. Currently, manufacturers of automobiles, buses and other vehicles are searching for a viable alternative to the internal combustion engine. Deficiencies of the internal combustion engine are the inherent pollution associated with the internal combustion engine and the perceived limited supply of oil reserves. PEM fuel cells provide the power of the internal combustion engine, with few of its negative attributes. Like the internal combustion engine, the PEM fuel cell engine uses fuel from an external source, but it produces power more quietly, with less vibration and with a 50% increase in fuel efficiency. Additionally, when pure hydrogen is used as a fuel, a PEM fuel cell system produces no air pollutants.

     Another possible alternative to the internal combustion engine involves the use of battery technology. PEM fuel cell powered vehicles, however, are more convenient to operate than battery powered vehicles. The refueling process for fuel cell powered vehicles is similar to that for the internal combustion engine, and power is produced as long as fuel is supplied. In contrast, batteries for fuel cell powered vehicles only operate as power storage devices and have a long recharging process.

     Ballard has formed an alliance with DaimlerChrysler AG and Ford Motor Company, two of the industry leaders. Ballard and these alliance partners formed XCELLSIS GmbH, which is developing and commercializing PEM fuel cell systems for cars, buses and trucks. DaimlerChrysler and Ford have made a substantial commitment to fuel cell technology. This, in turn, has led to intensified interest in fuel cells to power passenger cars. DaimlerChrysler, Ford, Toyota, Renault and General Motors have each exhibited prototype vehicles and announced plans to begin production on vehicles featuring fuel cell systems.

     We believe, based on statements by Ballard's customers and other automobile manufacturers, that initial commercial sales of PEM fuel cells for use in automobiles will occur between 2003 and 2005. Ballard(R) fuel cells also have been supplied to General Motors, GTE Peugeot SA-Renault CEA, Honda, Hyundai Motor Company, Mazda Motor Company, Nissan, Volkswagen AG and AB Volvo. In addition, General Motors, Honda, Mazda and Nissan have used Ballard(R) fuel cells to power their prototype vehicles. Some of these companies are developing their own PEM fuel cells or PEM fuel cell systems. We believe that there are significant market opportunities for PEM fuel cell vehicles, and that the strength of these markets will be supported by regulatory pressures for cleaner, lower-emission vehicles. In 1999, J.D. Power and Associates estimated that in 1998 global production of automobiles and light vehicles was about 52 million units. According to a report by Polk Data Registration, in 1998 there were about
15.3 million new automobile and light truck registrations in the United States. About 2.8 million of these automobiles and light trucks were registered in California, New York, Massachusetts and Maine, which have adopted strict vehicle emissions standards.

     Public authorities have been examining clean air technologies to improve air quality within their jurisdictions. Federal transit/highway legislation adopted in 1998 authorized grants of up to $200 million per year for five years for the purchase of clean-fuel buses, including those powered by fuel cells. Federal Clean Air Act regulations to overcome noncompliance with national ambient air quality standards for ozone and other pollutants are placing increasing demands on vehicle manufacturers to reduce emissions. Such regulations include requirements that a manufacturer's vehicle sales as a fleet meet non methane organic gas (NMOG) limitations. Increasing sales of low and zero emission vehicles assist manufacturers in meeting these requirements. The State of California has obtained agreement from the seven leading vehicle manufacturers that beginning in 2003, zero emission vehicles will comprise 2% of their annual California sales of cars and light duty trucks, will increase to 5% of such annual California sales in 2005 and will ultimately increase to 10% of such annual California sales starting in 2008.

     A number of prototype fuel cell powered vehicles have demonstrated the fuel cell's compelling combination of performance, range and low to zero-emissions over the last four years. Seven of the world's ten leading automobile companies have announced that they intend to begin production of fuel cell vehicles between 2003 and 2005. Of these seven companies, five are either partners or customers of Ballard. Many automobile companies have launched plans to enter the emerging zero-emission automobile market. During 1998, Ballard(R) fuel cells were demonstrated and tested in several prototype vehicles.

     Ballard, through XCELLSIS, has been developing prototype bus engines for the transit bus market for zero-emission fuel cell engines, and expected that the initial commercial use of its PEM fuel cells in vehicles would be in transit buses. In April 2000, DaimlerChrysler announced plans to supply 20 to 30 Mercedes-Benz Citaro City buses powered by Ballard(R) fuel cells by 2003. Zero-emission Ballard(R) fuel cells already have been used by the Chicago Transit Authority and British Columbia Transit in two fuel cell bus field tests, each involving three buses powered by these fuel cells. On March 23, 2000, the Chicago Transit Authority completed its testing program.

     Portable power market. We believe that the same characteristics that make flexible graphite attractive for use in automotive applications will make it attractive for portable power applications. Portable power generators can be used to power a number of products including household appliances and electronic equipment. PEM fuel cells are useful in the portable power market because they are compact, lightweight, quiet and have high fuel efficiency. Ballard has recently entered into an agreement with Coleman Powermate, Inc., a leader in outdoor portable power markets, to develop and market portable generators using PEM fuel cell technology.

     THERMAL MANAGEMENT APPLICATIONS FOR COMPUTERS AND OTHER ELECTRONIC DEVICES. Advances in microchip technology require higher electrical power, leading to increased heat generation in computers and other electronic devices. Through our work with manufacturers in this sector, we have developed advanced flexible graphite solutions that we believe will help meet these heat-dissipation and component design challenges. We expect that our products' superior ability to manage heat will allow engineers to redesign electronics to reduce cost, size and weight while improving performance. Our advanced flexible graphite offers many advantages over competitive products in the market for mobile communications and other electronic devices, as compared to aluminum or copper. These advantages include their:

     - excellent ability to conduct heat,

     - mechanical and thermal stability,

     - lightweight, compressible and conformable nature,

     - cost competitiveness, and

     - ease of handling.

     Our advanced flexible graphite can be used in computer products, telecommunications equipment, analytical instruments and other electronic devices. The Gartner Group has projected that 50.1 million computers will be sold in the United States in 2000, growing to 77 million computers projected to be sold in 2003. By the end of 1999, according to The Gartner Group, nearly 475 million people subscribed to cellular services worldwide. It is expected that
1.6 billion people will subscribe to cellular services worldwide by 2004, according to The Gartner Group, and that the number of handsets worldwide will increase from 283 million units to 993 million units between 1999 and 2004.

     Applications for computers and other electronic devices include thermal interface and other heat management applications. Competing products for thermal applications for computers and other electronic devices include metals such as aluminum, copper and stainless steel; conductive rubber; conductive polyolefins; and fiber composites (carbon and graphite fibers).

     We believe that our years of expertise and focus on technology within the flexible graphite market and the advantages of advanced flexible graphite relative to competing products position us to penetrate the market for electronic devices. Our targeted customers for thermal applications are leading computer and semiconductor chip manufacturers.

     FIRE PROTECTION APPLICATIONS IN CONSTRUCTION AND BUILDING MATERIALS. Our GRAFGUARD(R) expandable graphite flake is a fire retardant additive for materials that require improved fire protection characteristics, including wood products, foam, plastics and other construction and building materials. Expandable graphite can be used to improve the performance of traditional fire retardant additives, including phosphates, halogens and nitrogen compounds. We believe that the growing use of expandable graphite will be driven by increasingly stringent performance requirements for fire retardant materials.

     We are the only U.S. manufacturer of expandable graphite flake for fire retardant applications. We believe that our continuous manufacturing process produces expandable graphite with consistent properties to meet the needs of the construction and building material industries.

     One market for GRAFGUARD(R) expandable graphite is in engineered wood products. Oriented strandboard, one of these products, is the most widely used engineered wood product, with sales of about 20 billion square feet in North America in 1999. Applications for oriented strandboard products include roofing, siding, flooring and wood I-beams. The American Plywood Association estimates that nearly 900 million linear feet of oriented strandboard will be used in wood I-beams in 2000. The lack of a suitable fire retardant oriented strandboard product, especially in wood I-beams, has limited the use of oriented strandboard in residential and commercial applications where certain fire resistance is required. Recently, several manufacturers of wood products, including Georgia-Pacific Corporation and J.M. Huber Corporation, have included expandable graphite in patented formulations that can be used to protect engineered wood products.

     Manufacturers of foam products used in seating, mattresses and construction insulation panels also are under pressure to improve the fire resistance of their products. These foam products are highly flammable and can produce dense, toxic smoke during a fire. Our GRAFGUARD(R) product expands when heated, creating a non-burnable protective layer and making it an effective additive for polymer foam applications. There are significant markets for fire retardant foam products. A study by Chemical Market Resources indicated that the United States and Canada are expected to use over 900 million pounds of rigid polyurethane foam for building construction in 2000. Flexible foams for furniture and carpet backing are expected to account for another 1.2 billion pounds of flexible polyurethane foam.

     ENERGY MANAGEMENT APPLICATIONS IN DEVICES SUCH AS BATTERIES AND SUPERCAPACITORS. We have modified the performance characteristics of our natural graphite materials to provide solutions for energy management applications. Natural graphite performs better than synthetic graphite in alkaline and lithium-ion batteries, and it also may prove useful as a highly conductive component of supercapacitors.

     Graphite powders are a critical component of alkaline batteries, since they provide the electrical conductivity necessary to give the best battery performance. In alkaline batteries, powders made from expanded natural graphite serve to extend battery life. Rechargeable lithium-ion batteries are used in a growing number of portable electronics applications, including laptop computers and cellular telephones. Lithium-ion batteries can store more power and be recharged more times than other battery technologies. According to Paumanok Publication Industrial Research Center, the worldwide battery market was about $22 billion in 1999, with lithium-ion batteries accounting for about $2.0 billion. Both expanded graphite powder and advanced flexible graphite sheet may potentially be used as anodes in lithium-ion batteries. We have United States patents and patent applications that cover proprietary processes and materials for using our advanced flexible graphite products in lithium-ion batteries.

     The emergence of supercapacitors is based on the need for energy storage devices in the electronics industry. Capacitors have been used for years in electrical circuits to store small amounts of charge and regulate the flow of current. Supercapacitors are now being developed that can store thousands of times more power in a smaller space, and can be recharged hundreds of thousands of times. The high capacitance of a supercapacitor can be used:

     - to replace more expensive lithium-ion batteries in low voltage applications,

     - in addition to a battery to provide pulse discharge in high voltage applications, or

     - alone as a battery replacement for certain power applications in both low and high voltage applications.

     According to Paumanok Publications Industrial Research Center, worldwide consumption of supercapacitors totaled approximately $115 million in 1999. As they proceed to widespread commercialization, supercapacitors will be used in power regulation, as backup power sources, and in power storage. We are presently working to develop advanced flexible graphite materials that can be used to replace the porous carbon materials used in current generation supercapacitors.

     HEAT MANAGEMENT APPLICATIONS IN HIGH TEMPERATURE INDUSTRIAL FURNACES. We estimate that components and insulation for high temperature furnaces will be a $600 million market in the United States in 2000. We believe that our engineered advanced flexible graphite products can provide superior heat management solutions for insulation packages, induction furnaces, high temperature vacuum furnaces and direct solidification furnaces. The prime advantage of the use of our products is extended furnace life, resulting in decreased downtime and increased customer productivity. Other advantages include ease of fabrication and installation, consolidation of operational components and reduction of process impurities. Competitive products for industrial furnace insulation include carbon and graphite, ceramics and temperature resistant metals.

     SEALING APPLICATIONS IN THE AUTOMOTIVE, CHEMICAL AND PETROCHEMICAL INDUSTRIES. We are the largest supplier of natural graphite-based products for use in the automotive, chemical and petrochemical industries, and believe that our GRAFOIL(R) brand is the most widely recognized flexible graphite brand in the world. In automotive applications, GRAFOIL(R) is used for head gaskets, exhaust gaskets, and as a component of engine and exhaust heat shields. In industrial applications, GRAFOIL(R) is used for pipe flange gaskets and as valve packings for chemical and petrochemical plants. These industrial sealing products are widely recognized as being fire resistant and environmentally safe.

     Federal Mogul currently is our largest customer for these sealing materials, accounting for 33% of our net sales in 1999. In recognition of our outstanding performance in quality, delivery and technical assistance, we were awarded Supplier of the Year honors by a division of Federal Mogul Corporation in 1998 and a division of Dana Corporation in 1999.

RESEARCH AND DEVELOPMENT

     We focus our research and development efforts on applications where our graphite technology can provide unique solutions and performance advantages for our existing and future customers. Our scientists and engineers develop technical solutions by combining their own specialized training and vision with our expertise in the use, manipulation and adaptation of natural graphite-based materials. We believe that we can leverage our capability in process technology and our manufacturing excellence to efficiently and effectively transform our ideas into commercially viable solutions.

     Currently, about 17 percent of our 70 salaried employees are technical professionals in our research and development group, including two Corporate Fellows and six Ph.D. scientists. A significant portion of our research and development efforts are focused on our alliance with Ballard. As we continue to identify new market applications, we believe that our research and development efforts will enable us to quickly leverage our technology, knowledge and expertise across a variety of markets. We believe that our continued investment in our technical staff is crucial to support our current development programs and to position us for future growth. Research and development project teams are currently working on applications in fuel cells, computers and other electronic devices, construction and building materials, batteries and supercapacitors, and insulation for high temperature industrial furnaces.

     Our research and development efforts are centered in UCAR's product and process development center in Parma, Ohio, which is recognized as one of the leading carbon and graphite research and development centers in the world. That facility has state-of-the-art equipment and instrumentation, pilot-scale manufacturing and an extensive technical library. In 1999, our research and development costs represented about 5% of our net sales.

     We believe that our technology, experience, proprietary "know-how" and intellectual property make us unique in the development of natural graphite-based products. We believe that we are well positioned to provide highly engineered solutions and products to technology intensive industries.

INTELLECTUAL PROPERTY

     We believe that our innovative technology helps differentiate us from our competitors. The protection of our technology through patents and carefully maintained trade secrets is an integral part of our corporate philosophy.

     PATENTS. Our policy is to aggressively seek worldwide patent coverage for technological innovations developed by our research and development staff. We continually evaluate the competitive benefits of seeking patent protection as opposed to maintaining trade secrets. This policy helps ensure that we prevent our competitors from making use of our proprietary technology. We currently hold 99 issued patents and over 260 pending patent applications and perfected patent application priority rights worldwide. These patent rights and patent applications include 17 issued patents and 90 pending patent applications and perfected patent application priority rights worldwide in the fuel cell technology area. These rights also include issued and pending patents in thermal management applications for computers and other electronic devices, fire protection applications in construction and building materials, energy management applications in devices such as batteries and supercapacitors, heat management applications in high temperature industrial furnaces and high temperature sealing applications in the automotive, chemical and petrochemical industries.

     TRADEMARKS. We use trademarks to firmly identify our products in the marketplace. Included among the trademarks we employ are GRAFOIL(R), GRAFCELL(TM), GRAFSHIELD(TM), GRAFGUARD(R), GRAFOAM(TM), GRAFKOTE(R), ADVANCED MULTIWRAP(TM), EXPANDOGRAF(R), and SUPER GTO(TM). We seek registration for our trademarks wherever appropriate. For instance, our GRAFOIL(R) trademark has been registered in over 30 countries.

     TRADE SECRETS. We also have process and application technology and "know-how" relating to the selection and treatment of natural graphite and the production of flexible graphite products that we believe allow us to maintain a technological advantage over our competitors. We maintain this proprietary information as company trade secrets and implement policies to prevent disclosure. Ongoing development programs are maintained in confidence, and development programs undertaken with customers and suppliers are governed by secrecy and joint development agreements. We require our employees to sign confidentiality agreements relating to company information.

PROCESS TECHNOLOGY

     We chemically process all of our natural graphite flake raw materials, allowing us to precisely control the properties and quality of our finished products. We manufacture our products in high volumes that meet a wide range of customer specifications. We manufacture our products in a short period of time, enabling us to maintain low levels of inventory. A large percentage of our products is ordered and shipped within a 24-hour period.

     EXPANDABLE GRAPHITE. We use sulfuric acid and oxidizing agents in a continuous process to treat the natural graphite flake. The oxidizing agent prepares the graphite flake so that the sulfuric acid can be introduced between the layered planes of the graphite. The treated flakes are washed with water and then dried. After insertion of the sulfuric acid, the natural graphite has been converted into expandable graphite. Expandable graphite can be further modified to prepare it for applications in the construction and building materials industries, or it can be used as the "raw" material for manufacturing flexible graphite. Our continuous, high volume, computerized treating process is computer monitored and controlled to ensure that the graphite flake products possess consistent and precise properties.

     FLEXIBLE GRAPHITE. The production of flexible graphite begins by heating expandable graphite in a high temperature furnace. The sulfuric acid between the layers of the graphite flake is instantly vaporized, which causes the flake to expand on average from 150 to 250 times its original size. The expanded flake is vermicular (wormlike) in shape and has a low density. It passes to a settling chamber and is conveyed to a calendering line. The calendering process consists of moving the graphite through a system of rollers that progressively compresses the graphite into a thinner, higher density sheet. This process produces a continuous sheet of flexible graphite that is rolled into coils as long as 5,000 feet. The rolling lines have the capability of producing a wide range of products to meet customer specifications and requirements. Each line is monitored and computer-controlled to ensure the production of consistent, high quality materials. We hold process patents to manufacture ultra-thin flexible graphites of less than .008 inches in thickness. We believe that this gives us a competitive advantage in applications for fuel cells, electronic devices, computers and other applications. We manufacture on a continuous, modular basis to provide manufacturing flexibility which enables us to cost-effectively add incremental capacity to meet market demands.

     In the automotive, chemical and petrochemical industries, we perform additional operations to complete the manufacture of the flexible graphite into the specific form and shape desired by the customer. These operations include cutting to specific shapes and laminating graphite to a wide range of metals, plastic and other materials.

     ADVANCED FLEXIBLE GRAPHITE. We produce advanced flexible graphite products by modifying our manufacturing processes for expandable graphite as well as standard flexible graphite. These proprietary modifications are designed to yield unique products that can serve new applications for fuel cell, thermal management, fire protection and energy management as well as new applications in the existing internal combustion and chemical and petrochemical industries. The modifications include the incorporation of certain additives and various processing steps. We believe that we are the leader in our industry in developing innovative products and solutions to problems for the markets we serve. We are currently installing proprietary manufacturing capabilities at our Parma, Ohio facility, at a cost of about $7.0 million, that will produce advanced flexible graphite products for Ballard and others.

                       [Diagram of Manufacturing Process]

RAW MATERIALS

     The primary raw material for the production of expandable and flexible graphite products is natural graphite flake. Natural graphite flake exists in many countries around the world. The U.S. Geological Survey, Mineral Commodity Summaries, January 1999, reports a world reserve of over 16 million tons of natural graphite and an inferred reserve exceeding 800 million tons of recoverable natural graphite. We estimate that about 45% of these reserves are in the flake form that we use as our raw material. U.S. Geological Survey records indicate that the producers of natural graphite in China are collectively the world's largest current suppliers. Other producers are located in Canada, Madagascar, Zimbabwe, Russia, Ukraine, Brazil, Norway, South Korea and India. We currently obtain natural graphite flake from several suppliers through annual purchase contracts. World consumption of natural graphite flake is reported to have been 0.3 million tons during 1998. The large majority of natural graphite in the world is mined from open pit operations. The refining of the materials that are mined varies depending on the host material for the natural graphite, but in general is accomplished by crushing and milling followed by water flotation to separate the natural graphite from the host materials.

     Historically, we have had no difficulty in procuring natural graphite flake from a variety of producers, and do not anticipate material difficulties procuring natural graphite in the future. In order to assure an adequate supply of high-quality, low-cost natural graphite flake, we have entered into a memorandum of understanding with Mazarin Mining Corporation Inc. relating to an arrangement to develop and commercialize a natural graphite deposit located near Fermont, Quebec, Canada. During the initial phase of the arrangement, we will conduct a feasibility study, which is expected to cost about $2 million and to be completed by the end of 2002. After completion of the study, we may decide to commence commercial production of the deposit with Mazarin, exercise an option to extend the period for the development decision for five one-year periods until 2007, or terminate the arrangement. In the case of an extension, we will have to make option payments totaling $5.0 million if the option period is extended for the full five years. If a development decision is made, commercial production could start as early as 2004. If a development decision is made, we will have the right to obtain up to a 60 percent interest in the deposit. Upon commencement of commercial production, we would enter into a long-term off-take contract for the natural graphite flake at a predetermined price. We will have the right to purchase the entire production of natural graphite flake from the deposit. At full capacity, the deposit should produce about 50,000 tons of natural graphite flake per year, making it one of the largest single sources of natural graphite flake in the world. Consummation of the arrangement is subject to, among other things, the negotiation and execution of definitive agreements, completion of due diligence by the parties, and the receipt of any required governmental approvals. As part of the memorandum of understanding, we will purchase or assign to an affiliate the obligation to purchase two million shares of Mazarin common stock in a private placement at a price of Cdn $1.09. Mazarin will issue to the purchaser of the shares of Mazarin common stock warrants to purchase up to one million shares of Mazarin common stock at a price of Cdn $1.50.

     The other principal materials used in the manufacture of our products, including sulfuric acid, are readily available from various suppliers, with our 1999 usage being 0.2% of the current production levels in the United States.

SALES

     Historically, our primary customers consisted of gasket manufacturers who supply the internal combustion, chemical and petrochemical industries. We sell our products to these customers in the United States through our direct sales force who have an average of over eight years of experience with our products. Currently, we have six direct field sales employees in the United States. Our United States sales accounted for about 80% of our net sales in 1999. We sell our products outside of the United States through one direct sales employee and through independent sales agents and distributors. Most of these independent sales agents and distributors have worked with us for over ten years. Our customers outside of the United States are located primarily in Western Europe, Canada and the Far East. We are presently expanding, and intend to continue to expand, our international market presence through the use of select, full-service distributors.

     We are establishing customer bases for applications in computers and other electronic devices, construction and building materials and high temperature industrial furnaces. We have hired additional employees to enhance our sales efforts in these areas, and will continue to evaluate the need for additional sales personnel. Other developing markets and strategic alliances are managed by a combination of salespersons and/or members of management. As an example, our work in support of Ballard is accomplished through a combination of technical staff and senior management efforts.

     Federal Mogul, a major supplier of gaskets and other sealing materials to the automotive industry, is our largest customer. Federal Mogul, together with the companies it acquired over the past three years, accounted for 36% of our net sales in 1997, 33% of our net sales in 1998, and 33% of our net sales in 1999. Federal Mogul primarily purchases gasket facing material for use in the manufacture of head gaskets and exhaust gaskets.

     A large percentage of our customer orders are requested and shipped within a 24-hour period. We ship our finished products to customers primarily by third party truck lines and ocean vessels, using "just-in-time" techniques where practicable. We generally store a limited amount of finished product at our manufacturing facility in Lakewood, Ohio. We normally ship directly to customers in North America and through agents in Japan, Korea, Taiwan and various countries in Europe.

CUSTOMER SERVICE

     We have a strong commitment to provide a high level of technical service to our customers. We assist our customers in learning about and using our products, improving their manufacturing processes and operations and solving their technical dilemmas. We employ seven engineers and other technicians at our facilities to provide both on and off site technical service. Our entire staff of development scientists and manufacturing engineers is also available to support customers as needed. We work closely with our customers to develop and test prototype materials. We believe that this cooperation allows us to be first to market. Our customer sales team coordinates sales, technology and manufacturing efforts to meet customer needs. We have an excellent quality assurance system designed to meet the most stringent requirements of our customers. The system has been qualified and registered to the ISO-9002 international quality standard. We believe that our customer service is the best in the industry and has proven to be a significant competitive advantage in retaining existing customers and developing new customers.

COMPETITION

     We believe that we are the largest manufacturer of flexible graphite in the world, having supplied about 35% of the flexible graphite purchased worldwide, excluding China, during 1999. The four other principal manufacturers of flexible graphite are SGL Carbon Group, Le Carbone S.A. (Pty) Ltd., Hitachi Corporation and Nippon Carbon Co., Ltd.

     With respect to PEM fuel cell applications, our products compete with other graphitic products including fibers, composites and synthetic graphite, and metal-based products such as stainless steel. Our thermal management products compete with a wide variety of materials, including copper and other metals, ceramics, conductive rubbers and greases. Our fire protection products compete with compounds containing phosphates, halogens and hydrated aluminas as well as many other materials. Our sealing products compete with various fiber products such as asbestos, cellulose and synthetic composites as well as stainless and other metals.

     Historically, competition with respect to products sold to the gasket and sealing markets has been based primarily on price. In the markets for new applications, competition is based primarily on innovation, product performance, cost effectiveness and customer service, with the relative importance of these factors varying among products and customers.

EMPLOYEES

     At March 31, 2000, we had a total of 145 employees, of whom 70 employees were salaried and 75 employees were hourly. Given the broad experience and extensive know-how of our work force, we routinely involve employees from all disciplines in product innovation, process improvement and quality assurance.

     We believe that our relationship with our employees is excellent. We have not been subject to any work stoppages and none of our employees is covered by a collective bargaining agreement.

PROPERTIES

     We operate in the following facilities, which are owned or leased as indicated.

LOCATION OF FACILITY              PRIMARY USE                OWNED OR LEASED      SQUARE FEET
--------------------     ------------------------------      ---------------      -----------
Lakewood, Ohio           Headquarters, Manufacturing             Leased             207,000
                         and Sales Office
Parma, Ohio              Manufacturing                            Owned              29,000
Parma, Ohio              Research and Development                Leased               7,900

ENVIRONMENTAL MATTERS

     Our operations and properties are subject to increasingly stringent laws and regulations governing health and environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. We believe that we are in material compliance with all such laws and regulations that are applicable to our operations, and that costs and liabilities associated with environmental laws will not materially affect us.

     These laws and regulations can impose substantial fines and criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and decrease the likelihood of accidental injuries or hazardous substances releases. We are negotiating with the Ohio Environmental Protection Agency (the "OEPA") regarding alleged violations of permit requirements governing air emissions from our Lakewood, Ohio facility. We believe that we have corrected the alleged violations, that the OEPA will reduce its proposed fine of $117,600, and that, in any event, this matter will not have a material adverse effect on our business, results of operations or financial condition. In addition, current and future requirements under the Clean Air Act may require us to incur costs to limit air pollutant emissions when we modify existing equipment or install new equipment. Although such costs could be significant, we do not believe that they will materially affect us.

     We use and generate hazardous substances and wastes in our manufacturing operations. In addition, the properties on which we operate are, and in the past were, used for industrial purposes. Accordingly, we could potentially be required to investigate and clean up contamination at on-site locations or at third party disposal sites. We could also be subject to claims alleging personal injury or property damage as a result of exposure to, or release of, hazardous substances. These requirements and claims could result in material costs and liabilities. We are not currently conducting any remediation activities and do not believe that costs or liabilities relating to on-site or off-site contamination will materially affect us.

     Estimates of future costs of health and environmental protection are necessarily imprecise due to numerous uncertainties, including the impact of new laws and regulations, the availability and application of new and diverse technologies, the extent of insurance coverage, the identification of new hazardous substance disposal sites at which we may be a potentially responsible party and, in the case of sites subject to superfund and similar state laws, the ultimate allocation of costs among potentially responsible parties and the final determination of remedial requirements. Subject to the inherent imprecision in estimating such future costs, but taking into consideration our experience to date regarding environmental matters of a similar nature and facts currently known, we believe that costs and capital expenditures (in each case, before adjustment for inflation) for health and environmental protection will not increase materially over the next several years.

LEGAL PROCEEDINGS

     We are involved in various investigations, lawsuits, claims and other legal proceedings incidental to the conduct of our business. Among others, we currently are involved in a wrongful termination lawsuit brought in Italy by a former distributor. We are vigorously contesting this lawsuit. While it is not possible to determine the ultimate disposition of each of these proceedings, we believe that the ultimate disposition of these proceedings will not have a material adverse effect on us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers, their respective ages and their positions with us as of the date of this prospectus are as follows.

NAME                                                   AGE                 POSITION
----                                                   ---                 --------
Gilbert E. Playford..................................  53    Chairman of the Board
John J. Wetula.......................................  41    Chief Executive Officer, President
                                                             and Director

     Prior to or promptly after this offering, we intend to appoint both additional UCAR employees as directors and additional independent directors sufficient to satisfy the independent director and audit committee requirements for listing on The Nasdaq National Market. The Board of Directors of UCAR International is currently evaluating the positions and compensation of the members of our management team. This process will be completed prior to commencement of this offering. At that time, this prospectus will be amended to provide information regarding our other executive officers.

     Gilbert E. Playford. Mr. Playford became Chairman of the Board of GRAFTECH in April 2000. Since June 1998, he has been Chief Executive Officer, President and a director of UCAR International. Since September 1999, Mr. Playford has also been Chairman of the Board of UCAR International. From 1996 until June 1998, Mr. Playford was Chairman of the Board, Chief Executive Officer and President of LionOre Mining International Ltd., a company which he founded. He has continued as non-executive Chairman of the Board of LionOre Mining International Ltd. since June 1998. From 1972 until 1996, Mr. Playford served in various positions, including Vice President, Treasurer and Principal Financial Officer, with Union Carbide.

     John J. Wetula. Mr. Wetula became Chief Executive Officer, President and a director of GRAFTECH in April 2000. He became President of UCAR Graph-Tech Inc. in August 1999. From 1986 until August 1999, Mr. Wetula served in various management, marketing and manufacturing positions, including General Manager, within UCAR's flexible graphite business, except for a one year assignment in UCAR's graphite electrode business. Mr. Wetula began his career in 1982 in the Carbon Products Division of Union Carbide.

BOARD STRUCTURE AND COMPENSATION

     Our Certificate of Incorporation provides that our Board of Directors may be comprised of one to fifteen members. Commencing at such time as UCAR ceases to own more than 20% of our outstanding common stock, our Board of Directors will be divided into three classes serving staggered three-year terms. Our Bylaws provide that our Board of Directors fixes the exact number of directors comprising the entire Board of Directors at any time. Our Board of Directors has currently fixed the number of directors at two.

     Certain provisions of our Certificate of Incorporation and Bylaws may limit the ultimate liability of directors and executive officers for breaches of certain of their duties to us and our stockholders.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth information relating to compensation received in 1999 by our chief executive officer and four of our other executive officers who were our most highly compensated employees (other than our chief executive officer) in 1999 and whose salary and bonus exceeded $100,000. All information set forth in the following table reflects compensation earned by these officers for services rendered in all capacities to UCAR in 1999, substantially all of which services (unless otherwise indicated) were rendered in connection with our business when it was a division of UCAR. The individuals listed in the following table are sometimes called our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION
                                                                                      -------------------------------------
                                                     ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                                          -----------------------------------------   ----------------------   ------------
                                                                         RESTRICTED   SECURITIES   LONG TERM
NAME AND                                    VARIABLE     OTHER ANNUAL      STOCK      UNDERLYING     PLAN       ALL OTHER
PRINCIPAL POSITIONS             SALARY    COMPENSATION   COMPENSATIONS     AWARDS      OPTIONS      PAYOUTS    COMPENSATION
-------------------            --------   ------------   -------------   ----------   ----------   ---------   ------------
John J. Wetula, Chief
  Executive Officer and
  President..................

     The following table sets forth information relating to options to purchase UCAR common stock granted by UCAR International to our named executive officers during 1999.

                               UCAR INTERNATIONAL

                             OPTION GRANTS IN 1999

                                            INDIVIDUAL GRANTS
                             ------------------------------------------------
                                          PERCENT OF                            POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF      TOTAL                                  ASSUMED ANNUAL RATES OF
                             SECURITIES    OPTIONS                               STOCK PRICE APPRECIATION FOR
                             UNDERLYING   GRANTED TO   EXERCISE                          OPTION TERM
                              OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ------------------------------
NAME                          GRANTED      IN 1999     PER SHARE      DATE           5%               10%
----                         ----------   ----------   ---------   ----------   ------------      ------------
John J. Wetula.............

     None of our named executive officers exercised options to purchase UCAR common stock during 1999.

2000 EMPLOYEE EQUITY INCENTIVE PLAN

     Our 2000 Employee Equity Incentive Plan will be adopted by our Board of Directors and approved by our sole stockholder. The plan is intended to assist us in attracting, retaining and motivating highly qualified employees and to make our compensation program competitive with those of other similarly situated employers.

     ADMINISTRATION. The plan is administered by our Board of Directors. It has the right to interpret the plan, authorize awards to eligible participants, set the vesting, transferability and other terms and conditions of awards, delegate to the chief executive officer the right to grant awards to employees who are not executive officers, establish administrative regulations to further the purposes of the plan and take any other action necessary for the proper implementation of the plan. Our Board of Directors has the right to delegate administration of the plan to any committee of our Board of Directors.

     PARTICIPATION. All of our employees serving in managerial, administrative or professional positions are eligible to receive awards under the plan. Participants receive awards to the extent granted as described above. Participants in the plan are also eligible to participate in our other incentive plans.

     SHARES AVAILABLE FOR AWARDS.              shares of our common stock have
been reserved for issuance under the plan, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares. If an award expires unexercised or is forfeited, surrendered or cancelled, terminated or settled in cash in lieu of common stock, the shares previously used for such awards will be available for future awards under the plan. In addition, each time an award (other than an award of a qualified incentive stock option ("ISO")) is exercised, the number of shares reserved for issuance under the plan will automatically be increased by the number of shares subject to the exercised portion of the award. No individual may be granted awards under the plan which in the aggregate cover at any one time in excess of
          shares and no more than           shares may be issued upon exercise
of ISOs.

     AWARDS. The plan permits grants of awards of such type and subject to such terms and conditions as our Board of Directors may determine, including the following types of awards: (i) options, including ISOs and non-qualified stock options; (ii) stock appreciation rights ("SARs"); (iii) restricted stock; (iv) stock equivalent units; (v) dividend equivalents; and (vi) performance units. No award granted may have a term longer than ten years.

     AWARDS GRANTED.  We have granted non-qualified stock options covering shares under the plan which will become effective on the date of this prospectus. Each option has an exercise price equal to the initial public
offering price and vests as to           of the shares covered by the option on
          anniversary of the date of grant commencing with the anniversary.

     AWARD TERMS. To the extent that any award has an exercise price (or similar provision), the exercise price (or similar provision) cannot be lower than the fair market value of our common stock on the date of grant. For options which will become effective on the date of this prospectus, such value equals the initial public offering price. For awards which become effective subsequently, such value is deemed to equal the closing sale price (or, if there is no such price, the average of the highest bid and lowest asked prices) of our common stock on the last trading day prior to the date of grant as reported by the principal exchange or market on which our common stock is listed or traded.

     Unless otherwise determined by our Board of Directors, awards may be exercised after termination of employment only: (i) if the termination resulted from a participant's death, disability or retirement with the right to receive a non-actuarially reduced pension; (ii) during the three year period commencing on the date of a participant's termination of employment by us other than for cause; (iii) during the three year period commencing on the date of a participant's termination of employment by us or the participant after a change in control unless such termination is for cause; or (iv) if our Board of Directors decides that it is in our best interests to allow exercise of an award following a participant's termination of employment. In no event may an award be exercised after the expiration date of the award.

     If an SAR is awarded, upon exercise of the SAR the participant will receive an amount equal to the excess of the fair market value of our common stock on the settlement date over the award price of the SAR multiplied by the number of shares as to which the SAR is exercised. SARs may be awarded either separately or in conjunction with another award. The award price for (i) SARs awarded separately is the fair market value of our common stock on the date the SAR is awarded and (ii) an SAR awarded in conjunction with any other award is the fair market value of our common stock on the date the associated award was made. However, where an SAR is granted retroactively in tandem with or in substitution for another award, the award price of the SAR will not be less than the fair market value of our common stock on the date such other award was made. For purposes of the limitation on the aggregate number of shares which may be issued under the plan, only the number of shares actually issued in connection with the exercise of an SAR is considered.

     The exercise of an SAR granted in conjunction with another award terminates that other award to the extent of the number of shares as to which the SAR is exercised. Conversely, the exercise of that other award terminates the associated SAR to the extent of the shares as to which that other award is exercised. The exercise of an SAR awarded separately has no effect on the exercisability of any other award and the exercise of any other award has no effect on the exercisability of an SAR awarded separately.

     In addition to options, SARs and restricted stock, our Board of Directors may grant stock equivalent units, dividend equivalents and performance units. A stock equivalent unit is a cash award in an amount equivalent to the fair market value of a share of our common stock, which amount fluctuates with changes in such fair market value. A performance unit is a cash award based on the attainment over specified periods of individual performance targets or other parameters.

     Awards may accrue dividend equivalents in the amount of and at such times as cash dividends are paid on our common stock or, in lieu of dividend equivalents, may provide for automatic awards of stock equivalent units on each date that cash dividends are paid on our common stock equal to (i) the product of the dividend per share times the total number of shares subject to awards held by the participant, divided by (ii) the fair market value of our common stock on the dividend payment date.

     Awards may be vested at the time of grant or subject to subsequent vesting based on satisfaction of conditions set by our Board of Directors. These conditions may include continuous service with us, achievement of specific business objectives or specified market prices for our common stock, earnings per share, total stockholder return, return on stockholders' equity, cash flow, cumulative return on net assets employed, or other measurements of individual, business unit or company performance. Our Board of Directors may set other terms and conditions, including the manner in which awards are held, the extent to which the holder of awards has rights of a stockholder, the circumstances under which awards will be forfeited and whether awards may be assigned, transferred, pledged or sold by the participant.

     Awards may be settled in cash, shares of our common stock, other awards or combinations thereof. Our Board of Directors may also require or permit participants to defer the issuance or vesting of shares or the settlement of awards in cash. Our Board of Directors may also provide that deferred settlements include the payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. Our Board of Directors may determine the manner in which federal, state or local tax withholding obligations will be satisfied, where applicable, including the reduction in the amount of shares or cash to be delivered or paid to the participant or reimbursement by the participant in cash or with shares of common stock at the fair market value on the settlement date.

     Our Board of Directors may award participants the right to receive exercise payments when they exercise options while an active employee. The amount of the exercise payment will be determined by our Board of Directors in its discretion, but may not exceed 60% of the excess of the fair market value of our common stock on the date of exercise over the exercise price. Such amount will be reduced by any dividend payments received or credited with respect to the option being exercised during the period that such option was outstanding. At the discretion of our Board of Directors, the exercise payments may be made in cash, shares of our common stock or a combination thereof. In the case of the participant's death, any exercise payments awarded to the participant will be paid if the options are exercised within nine months after a participant's death, but before the expiration of the options. In the case of a participant's retirement as described above, any exercise payments awarded to the participant will be paid if the options are exercised within the later of (i) three months after such retirement or (ii) three months after such options become exercisable, but before the expiration date of such options.

     The plan provides that, if a participant breaches any confidentiality or noncompete provision to which the participant is otherwise subject, then the participant will (i) immediately forfeit the right to exercise any option, SAR or similar award, or to become vested in any restricted stock or similar award, outstanding at the time of the violation and will (ii) be obligated to pay us, as liquidated damages, an amount equal to the amount of any gains realized upon the exercise of any option, SAR or similar award, plus any increase in value recognized in connection with restricted stock or similar award, within the one year period prior to the first date of the violation. Our Board of Directors may, in its discretion, waive this provision.

     Our Board of Directors has the right to cancel all outstanding awards in the event of a change in control, in which event we will be required to pay participants an amount equal to the difference between the exercise price (or similar price) of the canceled awards and the fair market value of the shares subject to the canceled awards. For this purpose, a change in control occurs on: (i) the date on which any person or group becomes the beneficial owner of more than 20% of our outstanding common stock; (ii) the date, at the end of any two-year period, on which incumbent directors (and directors elected by incumbent directors) cease to constitute a majority of our Board of Directors; (iii) the date on which our stockholders approve our liquidation or dissolution; or (iv) the date on which we consummate certain reorganizations, mergers, asset sales or similar transactions. A change in control does not include any transaction involving UCAR at a time when UCAR owns more than 20% of our outstanding common stock.

     FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences of awards granted pursuant to the plan under the Internal Revenue Code of 1986 are summarized below.

     The grant of a stock option or SAR will create no immediate tax consequences for the participant or us. The participant will have no taxable income upon exercising an ISO (except that an alternative minimum tax may apply), and we will not receive a deduction when an ISO is exercised. If the participant does not dispose of the shares acquired on exercise of an ISO within the two year period beginning on the day after the grant of the ISO or within one year after the transfer of the shares to the participant, the gain or loss on a subsequent sale will be a capital gain or loss. If the participant disposes of the shares within the two year or one year period described above, the participant generally will realize ordinary income and we will be entitled to a corresponding deduction. Upon exercising an SAR or stock option (other than an ISO), the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the exercise date, unless the shares are subject to certain restrictions. We will receive a deduction for the same amount on the exercise date (or the date the restrictions lapse).

     With respect to other awards granted under the plan that are settled in cash or shares of common stock that are either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the cash or the fair market value of the shares received. With respect to other awards granted under the plan that are settled in shares of common stock that are subject to restrictions as to transferability and subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received at the first time the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect, under Section 83(b) of the Internal Revenue Code, to include the excess of the property's fair market value over any amount paid for the property in income in the year in which the property is received. If a valid election is made, then subsequent appreciation in the value of the property does not result in additional compensation. We will receive a deduction for the amount recognized as income by the participant, subject to the provisions of Section 162(m) of the Internal Revenue Code which provides for a possible denial of a tax deduction to the Company for compensation for any named executive officer in excess of $1 million in any year. The plan is designed so that stock option awards thereunder should qualify for an exemption to the $1 million cap on tax deductibility under Section 162(m).

     The tax treatment upon disposition of shares acquired under the plan will depend on how long the shares have been held. In the case of shares acquired through exercise of an option, the tax treatment will also depend on whether or not the shares were acquired by exercising an ISO. There will be no tax consequences to us upon the disposition of shares acquired under the plan, except that we may receive a deduction in the case of disposition of shares acquired under an ISO before the applicable holding period has been satisfied.

2000 OUTSIDE DIRECTORS EQUITY INCENTIVE PLAN

     Our 2000 Outside Directors Equity Incentive Plan will be adopted by our Board of Directors and approved by our sole stockholder. The purpose of the plan is to assist us in attracting, retaining and motivating highly qualified directors.

     Our 2000 Outside Directors Equity Incentive Plan is substantially the same as our 2000 Employee Equity Incentive Plan with the following exceptions: (i)
          shares of common stock have been reserved for issuance under the plan;
(ii) only outside directors are eligible to participate in the plan and (iii) the options expire on the earlier of ten years after the date of grant or four years after an outside director ceases to be a director.

     We have granted non-qualified stock options covering      shares under the
plan which will become effective on the date of the prospectus. Each option has an exercise price equal to the initial public offering price and vests on the anniversary of the date of grant.

DEFERRAL PLAN

     We participate in UCAR's compensation deferral plan for the benefit of United States-paid management employees who participate in a variable compensation program. The plan is effective for compensation that would otherwise be payable on or after January 1, 2000. Under the plan, participants are able to defer up to 85% of their variable compensation, up to 50% of their base salary and up to 100% of their lump sum payments from UCAR's non-qualified retirement plans. Distributions from the plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant. In addition, a participant may irrevocably elect to receive interim distributions prior to retirement or other termination of employment. We will be responsible for distributions to our employees under the plan, and costs for distributions prior to the date of this prospectus have been reflected in the financial information included in this prospectus.

SAVINGS PLAN

     We participate in UCAR's savings plan for the benefit of United States-paid regular employees. The plan is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The plan consists of two types of accounts, a personal investment account to which participants may make contributions on an after-tax basis and a tax deferred account to which participants may contribute on a pre-tax basis. For each eligible employee who elects to participate in the plan and makes a contribution thereto, we make a matching contribution. The matching contribution is 50% of the amount contributed by the employee to the extent that the employee contributes between 1% and 7 1/2% of the employee's compensation (including profit sharing under group plans for employees in the United States). The maximum contribution for any participant for any year is 17 1/2% of such participant's compensation (as similarly defined). Contributions to the plan are invested, as the employee directs, in a fixed income fund, a balanced fund, equity funds or funds consisting of UCAR common stock (either at fair market value or, subject to restrictions on resale and reinvestment, at a discount of 10% from fair market value). Distributions from the plan generally are made only upon retirement or other termination of employment, unless deferred by the participant.

RETIREMENT PLAN

     We participate in UCAR's retirement program. Prior to February 25, 1991, substantially all of UCAR's United States-paid employees, including those employed in our business, participated in Union Carbide's retirement program. Effective February 25, 1991, UCAR adopted its own retirement program, which was similar to Union Carbide's retirement program at that time. The cost related to our participation in UCAR's retirement program will be borne entirely by us, and costs for participants prior to the date of this prospectus have been reflected in the financial information included in this prospectus. UCAR's retirement program covers substantially all of our employees. Retirement and death benefits related to employee service through February 25, 1991 are covered by Union Carbide's retirement program. Benefits paid by Union Carbide's retirement program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All of our employees who retired prior to February 25, 1991 are covered under Union Carbide's retirement program. Subject to certain limitations, all service and earnings recognized under Union Carbide's retirement program prior to February 25, 1991 are recognized under UCAR's retirement program.

     The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65 in 1999, under Union Carbide's retirement program and UCAR's retirement program on a combined basis.

                             RETIREMENT PLAN TABLE

                                                          YEARS OF SERVICE
AVERAGE ANNUAL                        --------------------------------------------------------
COMPENSATION                             15          20          25          30          35
--------------                        --------    --------    --------    --------    --------
$  100,000..........................  $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500
   150,000..........................    33,750      45,000      56,520      67,500      78,750
   250,000..........................    56,250      75,000      93,750     112,500     131,250
   500,000..........................   112,500     150,000     187,500     225,000     262,500

     Under UCAR's retirement program, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the three year period preceding retirement, or the highest average monthly compensation received during any three calendar years in the ten calendar years preceding retirement if it would result in a higher pension benefit, multiplied by the number of years of service credit, less up to 50% of projected primary Social Security benefits and less any public pension (except any military pension or any benefit under the Social Security Act). An employee (i) who is age 62 or over with ten or more years of service credit or
(ii) whose age and service credit add up to 85 years or more may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by UCAR's retirement program consists primarily of salary and most types of variable compensation. The benefits payable reflected in the preceding table are calculated on a straight life annuity basis and are subject to an offset for such Social Security benefits.

     For federal income tax purpose, the amount of benefits that can be paid from a qualified retirement plan is restricted. UCAR has adopted nonqualified unfunded plans for payment of those benefits at retirement that cannot be paid from its qualified retirement plan. These nonqualified plans together with its qualified retirement plan constitute UCAR's retirement program. Employees may elect to receive the payment of benefits from these nonqualified unfunded plans monthly or in a lump sum. Benefits under certain of these plans, under certain circumstances, may be terminated if UCAR's Board of Directors determines that an employee has engaged in activities which are detrimental to the interests of, or are in competition with, UCAR. Except as described in the preceding sentence, the practical effect of these non-qualified plans is to calculate benefits to all employees, including those who are executive officers, on a uniform basis.

     Benefits under these nonqualified plans are generally paid out of UCAR's general assets, although they may also be paid through a grantor trust adopted by it or by purchase of annuities. When UCAR purchases annuities, this does not increase the after-tax amount of benefits to which employees are entitled, but does relieve UCAR of liability for the benefits under the nonqualified plans covered by such annuities.

     As of February 28, 2000, the named executive officers were credited with the number of years of service under UCAR's retirement program as follows: Mr. Wetula, age 41, is credited with 18 years of service.

     UCAR has adopted a grantor trust to assist it in providing for payment of certain benefit plan obligations to management which are currently paid out of its general assets. These obligations include accrued benefits under nonqualified retirement plans and severance obligations under employment and other agreements. The trust is also used to set aside compensation which was deferred under UCAR's compensation deferral plan.

     The trust contains a benefits protection account which makes funds available to the trustee to assist participants and their beneficiaries in enforcing their claims with respect to those benefits and obligations upon a change in control of UCAR. UCAR may from time to time contribute assets to or, with the approval of a majority of UCAR's Board of Directors, withdraw assets from the trust (other than from the benefits protection account, to which $250,000 has been contributed), except that no withdrawal can be made after a change in control until all such benefits and obligations are paid or discharged. UCAR's Board of Directors may amend or terminate the trust at any time prior to a change in control of UCAR. Upon a change in control of UCAR, the trust becomes irrevocable, UCAR is required to make contributions to the trust sufficient to discharge such obligations or pay such benefits and the trustee is required to use the amounts held in the trust for such purposes. Upon a change in control of UCAR, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of UCAR in the event of UCAR's insolvency or bankruptcy. A change in control of UCAR is defined in a similar manner to that of a change in control of us under our 2000 Employee Equity Incentive Plan.

     UCAR intends to segregate assets in its qualified retirement plan allocable to our employees, effective as of January 1, 2000. In addition, we intend to assume the obligations under UCAR's non-qualified retirement plans allocable to our employees. In connection with these actions, we may make changes in the benefit trust and some of the other arrangements described above.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information known to us regarding the beneficial ownership of our common stock at the date of this prospectus, before and after giving effect to this offering (assuming no exercise of the over-allotment option) by each person known by us to own beneficially 5% or more of our outstanding common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group. All information with respect to beneficial ownership has been furnished to us by the respective owners.

                                                  SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                  OWNED PRIOR TO THIS       OWNED AFTER THIS
                                                      OFFERING(2)             OFFERING(2)
                                                  --------------------    --------------------
NAME AND ADDRESS(1)                                NUMBER     PERCENT      NUMBER     PERCENT
-------------------                               --------    --------    --------    --------
UCAR International Inc.
3102 West End Avenue
Nashville, TN 37203.............................
Gilbert E. Playford
c/o UCAR International Inc.
3102 West End Avenue
Nashville, TN 37203.............................
John J. Wetula..................................
All directors and executive officers, as a
  group.........................................

---------------
 * Represents beneficial ownership of less than 1% of our outstanding common stock.

(1) Unless otherwise indicated above, the address for each stockholder is c/o GRAFTECH INC., 11709 Madison Avenue, Lakewood, Ohio 44107.

(2) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or exercisable within 60 days after
                , 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At the time we founded our business, we were an unincorporated business within the Carbon Products Division of Union Carbide Corporation. In 1989, the Carbon Products Division was separated from Union Carbide's other businesses and contributed to UCAR Carbon Company Inc., a wholly-owned subsidiary of Union Carbide. UCAR Carbon was subsequently contributed to UCAR International, which became a public company in 1995.

     We remained a division of UCAR until January 2000, at which time UCAR transferred substantially all of the assets and liabilities related to its worldwide natural graphite business to UCAR Graph-Tech Inc., our wholly-owned subsidiary. GRAFTECH was incorporated in April 2000 and is the holding company for UCAR Graph-Tech Inc.

     We have summarized below the material terms of the various agreements between us and our parent company. The summary of these agreements is not complete. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

INTERCOMPANY RELATIONSHIPS

     As a division of UCAR, our business and all our assets and liabilities were held by subsidiaries of UCAR International, principally UCAR Carbon and its subsidiary, UCAR Carbon Technology Corporation. We also received various services from UCAR, including administrative, accounting, human resource and legal services. UCAR also provided us with the services of a number of its executives and employees. In consideration for these services, UCAR allocated a portion of its overhead costs to us. Our management believes that the amounts allocated to us have been no less favorable to us than the expenses we would have incurred to perform such services ourselves or obtain them from unaffiliated third parties.

     Effective January 1, 2000, UCAR transferred to us substantially all of its assets related to its worldwide natural, acid-treated and flexible graphite business, and we assumed and agreed to indemnify UCAR for all known liabilities as of January 1, 2000 arising out of that business, and for all known and unknown liabilities since January 1, 2000 arising out of the business, not related to property pursuant to a transfer agreement. Additionally, we entered into agreements for the continued provision of services, including:

     - a corporate services agreement pursuant to which UCAR agreed to continue to provide legal, accounting, tax, corporate human resources/benefits administration, information systems, treasury/risk management and investor relation services to us, the cost for which is calculated on the same basis as if we were a division of UCAR,

     - an employee benefits services and liabilities agreement pursuant to which UCAR will continue to provide divisional employee benefits administration services to us, the cost for which is calculated on the same basis as if we were a division of UCAR, and allows our employees to continue to participate in UCAR's corporate relocation, pension, savings, medical and other welfare plans, at our cost,

     - a technical center services agreement pursuant to which UCAR will allow us to continue to use the UCAR Technical Center in Parma, Ohio for a period of five years, with the option to extend our use on a year to year basis for five additional years, at a specified rent equivalent to our proportionate share (based on the space used by us) of the fixed costs for the Center plus a proportionate allocation to us of variable costs for the Center, and

     - a lease agreement, which covers the portion (about one-half) of UCAR's facility in Lakewood, Ohio that is currently used to manufacture, store and distribute our products, that continues through December 31, 2010 with options for us to renew for five year periods through December 31, 2040 and at an annual rent for the initial term of $213,210, which is equivalent to the appraised fair market rent therefor.

TRANSFER AGREEMENT

     The transfer agreement provides for the transfer by UCAR to us of the business, consisting of substantially all of UCAR's assets (other than real estate) used in the business, together with specified real property located in Parma, Ohio. UCAR intends to transfer to us, effective as of January 1, 2000, the funds held by UCAR's qualified retirement plan related to our employees. UCAR will hold those funds in trust for the benefit of us and our employees, and will continue to administer the plan.

     Various agreements ancillary to the transfer agreement which detail the transfer and various interim and ongoing relationships between UCAR and us include:

     - an intellectual property transfer agreement providing for the transfer of all intellectual property related to the business to us,

     - assumption agreements relating to UCAR's retirement program and savings plans pursuant to which we assumed the obligations under UCAR's retirement program and savings plan related to our employees, and

     - a tax allocation agreement providing for the filing of a consolidated income tax return and allocation and payment of income tax liabilities.

     We believe that the material terms of our agreements with UCAR are no less favorable to us than we could have obtained from unrelated third parties. Our Board of Directors has adopted a policy that all future transactions with UCAR will be on terms no less favorable to us than are reasonably available from unrelated third parties and must first be approved by a majority of our directors who do not have a material interest in the transactions.

OUR RELATIONSHIP WITH UCAR

     We are currently a wholly-owned subsidiary of UCAR. After the completion of
this offering, UCAR will own about      % of our common stock outstanding after
this offering, or about      % if the over-allotment option is exercised in
full. Subject to 180-day lock-up agreements and applicable securities laws, UCAR may at any time and from time to time sell any or all of the shares of our common stock held by it publicly or privately to investors, joint venture or strategic partners or others in one transaction or a series of transactions, distribute any or all of such shares to its stockholders or continue to hold such shares indefinitely.

     The decision with respect to which of those actions will be taken is within the discretion of UCAR's Board of Directors. UCAR has advised us that, in making any such decision, UCAR's Board of Directors will take such action that it believes to be in the best interests of UCAR and its stockholders, and that the principal factors that it will consider in making any such decision could include:

     - the value of its shares of our common stock and the relative market prices of our common stock and UCAR common stock,

     - in the event of a distribution to stockholders, the issuance by the IRS of a ruling that the distribution will be tax-free to UCAR stockholders and will qualify as a reorganization for United States federal income tax purposes,

     - the absence of any court orders or regulations prohibiting or restricting the completion of any such action,

     - developments affecting our business, and

     - developments affecting UCAR's business, UCAR's need for funds, and contractual restrictions to which UCAR may be subject.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par
value $.01 per share. At the date of this prospectus, there were      shares of
our common stock outstanding, no shares of our preferred stock outstanding, and
an aggregate of      shares of our common stock reserved for issuance under our
2000 Employee Equity Incentive Plan, our 2000 Outside Directors Equity Incentive Plan and in respect of options issued by UCAR International in the event of a distribution by UCAR International of shares of our common stock held by it to its stockholders. In addition, our Board of Directors intends to authorize a series of preferred stock called Series A Junior Preferred Stock. This series
consists of                  authorized shares, none of which shares are
outstanding and all of which have been reserved for issuance under our stockholder rights plan.

     At the date of this prospectus, there was one record holder of our common
stock who holds           shares of our common stock.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share. Each stockholder may vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors.

     Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes cast, at a meeting at which a quorum is present, by holders of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights to which holders of our preferred stock may be entitled.

     Subject to preferences to which holders of our preferred stock issued after this offering may be entitled, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.

     In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences to which holders of our preferred stock issued after this offering may be entitled. The holders of our common stock do not have any preemptive, subscription, redemption or sinking fund rights.

PREFERRED STOCK

     Our Board of Directors has the authority to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any preferred stock or series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, redemption provisions and prices (including sinking fund provisions) and liquidation preferences, and the number of shares constituting and the designation of any such series, without approval by our stockholders. Our Board of Directors intends to authorize Series A Junior Preferred Stock, all of which will be reserved for issuance under our stockholder rights plan.

CERTAIN EFFECTS OF AUTHORIZED AND UNISSUED STOCK

     The unissued and unreserved shares of our capital stock may be issued for a variety of corporate purposes, including future public or private offerings to raise additional capital or facilitate acquisitions. Our Board of Directors currently does not have any plans to issue additional shares of our common stock or preferred stock (other than those reserved as described above).

     One of the effects of the existence of unissued and unreserved shares may be to enable our Board of Directors to discourage an attempt to effect a change in control of GRAFTECH (by means of a tender offer, proxy contest or otherwise) and thereby to protect the continuity of our management. The issuance of shares of our preferred stock, whether or not related to any attempt to effect a change in control of GRAFTECH, may adversely affect the rights of the holders of our common stock.

STOCKHOLDER RIGHTS PLAN

     Our Board of Directors intends to adopt a stockholder rights plan. Under the plan, one preferred stock purchase right will be distributed to stockholders
of record on        , 2000 as a dividend on each share of common stock
outstanding on the record date. Each share of common stock issued after the record date will be accompanied by a right.

     When a right becomes exercisable, it entitles the holder to buy one one-thousandth of a share of Series A Senior Preferred Stock for $ . The rights are subject to adjustment upon the occurrence of various dilutive events. The rights will become exercisable only when a person or group becomes the beneficial owner of 20% or more of our outstanding common stock or ten days after a person or group announces a tender offer to acquire beneficial ownership of 20% or more of our outstanding common stock. The rights will not become exercisable if at that time UCAR beneficially owns more than 20% of our outstanding common stock or, in connection with any transaction pursuant to which any person or group acquires more than 20% of our outstanding common stock and which has been approved by UCAR's Board of Directors. No certificates representing the rights will be issued, and the rights are not transferable separately from our common stock, unless the rights become exercisable.

     Under various circumstances, holders of rights, except a person or group described above and related parties, will be entitled to purchase shares of our common stock at 50% of the per share price at which our common stock traded prior to the acquisition or announcement. In addition, if we are acquired after the rights become exercisable, the rights will entitle those holders to buy the acquiring company's common shares at a similar discount.

     We are entitled to redeem the rights for one cent per right prior to the time when the rights become exercisable. If not redeemed, the rights will expire on the tenth anniversary of the plan.

     Each share of Series A Senior Preferred Stock will be entitled to a minimum
preferential quarterly dividend payment equal to the greater of $       per
share or 1,000 times the quarterly dividend declared on our common stock, will
be entitled to a liquidation preference of $       and will have 1,000 votes,
voting together with our common stock.

CERTAIN CHARTER AND STATUTORY PROVISIONS

     Certain provisions of our Certificate of Incorporation and Bylaws and of Delaware law may discourage both an attempt to effect a change in control and consideration of stockholder proposals. They also might limit the ultimate liability of our directors and executive officers for breaches of certain of their duties to us and our stockholders.

     ELIMINATION OF DIRECTOR LIABILITY. Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, our Certificate of Incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to us and our stockholders. This provision does not, however, eliminate liability for:

     - breaches of duty of loyalty to us and our stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - transactions from which improper personal benefit is derived, and

     - unlawful declaration of dividends or repurchases or redemptions of shares of capital stock.

     This provision applies to officers only if they are directors and are acting in their capacity as directors. Although the issue has not been determined by any court, the provision has no effect on claims arising under federal securities laws. The provision does not eliminate the duty of care, but does eliminates liability for monetary damages for breaches of the duty under various circumstances. Accordingly, the provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not be wholly-effective to remedy the injury caused by any such breach.

     STATUTORY PROVISIONS REGARDING BUSINESS COMBINATIONS.  We are subject to
Section 203 of the General Corporation Law of the State of Delaware. In general,
Section 203 prohibits an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

     - prior to the date the person became an interested stockholder, the Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination,

     - upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans, or

     - on or after the date of the transaction in which the person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 203 defines a "business combination" to include:

     - any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary and an interested stockholder,

     - any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation,

     - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder,

     - any transaction involving the corporation or any direct or indirect majority-owned subsidiary which has the effect of increasing the proportionate shares of any class or series of stock of the corporation or any subsidiary beneficially owned by the interested stockholder, or

     - the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

     In addition, Section 203 generally defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. Our Bylaws provide that we will indemnify each person who is or was involved in any legal proceeding because he is or was a director or officer (or is or was serving at our request as a director, officer, partner, member, employee, agent or trustee of another entity) against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by that person in connection therewith and pay the expenses incurred in defending the proceeding in advance of its final disposition, in each case to the fullest extent authorized by Delaware law (as currently in effect or, if applicable, as amended).

     We intend to obtain a policy providing up to $     million of insurance to
our directors, officers and certain employees against various losses and expenses, including claims arising in connection with this offering.

     OTHER PROVISIONS. The following provisions shall only become effective if UCAR ceases to own more than 20% of our outstanding common stock.

     Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by Delaware law, directors (other than those elected by the holders of our preferred stock issued after this offering) can be removed only for cause and only by the affirmative vote of holders of at least 67% of the voting power of all then outstanding shares of capital stock. Any vacancy on our Board of Directors, including a vacancy created by an increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office (and not by the stockholders unless no directors are then in office).

     In addition, our Certificate of Incorporation and Bylaws provide that stockholders are not permitted to call a special meeting of stockholders or to require such a special meeting to be called, that only a majority of the entire Board of Directors, certain committees of the Board of Directors, certain directors or the president or chief executive officer will be able to call such a special meeting and that stockholder action may be taken only at an annual or a special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our Board of Directors, except at an annual meeting.

     Our Bylaws provide that notice of nominations for the election of directors to be made at, and business to be brought before, an annual or a special meeting of stockholders by a stockholder must be received by the secretary not later than 120 days before the meeting (except that, if notice or public disclosure of the meeting is given or made fewer than 120 days before the meeting, the notice need only be received within 10 days following the notice or public disclosure). A notice regarding any nomination must contain detailed information regarding the stockholder making the nomination and each nominee. A notice regarding any business to be brought before the meeting must contain detailed information regarding the business to be so brought, the reasons for conducting such business at the meeting, the stockholder proposing such business and any material interest of such stockholder in such business. Although these provisions do not give our Board of Directors any power to approve or disapprove stockholder nominations or proposals, they have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the Bylaws are not complied with and may have the effect of discouraging a stockholder from conducting such a contest.

     Our Certificate of Incorporation authorizes our Board of Directors, in connection with taking any action, to consider factors other than the economic benefit of such action to our stockholders. Some of these factors include the long-term and short-term interest of our employees, suppliers, creditors and customers and of the communities in which we engages in business.

     Our Certificate of Incorporation provides that the affirmative vote of the holders of 67% of the voting stock will be required to amend, modify or repeal any provision of our Bylaws or the provisions of our Certificate of Incorporation discussed above. Our Certificate of Incorporation provides that our Board of Directors, pursuant to a resolution adopted by the affirmative vote of a majority of our entire Board of Directors, will be able to amend, modify or repeal the Bylaws.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is           ,
          .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have an aggregate of outstanding shares of our common stock. Of these shares, all of the shares sold in this offering (including any shares sold upon exercise of the over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act, except that shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

     Upon completion of this offering, we will have reserved an aggregate of outstanding shares of our common stock under our 2000 Employee Equity Incentive Plan and our 2000 Outside Directors Equity Incentive Plan and
          shares reserved for issuance in respect of options issued by UCAR International in the event of a distribution by UCAR International of shares of our common stock held by it to its stockholders. After this offering, we intend to register under the Securities Act sales and resales of the shares reserved under the plans. We also intend to enter into a stockholders agreement with UCAR which will give it the right to require us to register under the Securities Act sales and resales of the outstanding shares of our common stock held by it and the shares reserved in respect of options issued by it. To the extent that such shares are registered, they will be freely tradeable (upon issuance, in the case of the reserved shares) without restriction or further registration under the Securities Act. To the extent that such shares are not registered, they are (upon issuance will be, in the case of the reserved shares) deemed "restricted securities" under Rule 144. Restricted securities may be sold in the public markets in accordance with the provisions of Rule 144.

     All outstanding and reserved shares of our common stock, except for the shares sold in this offering, will be subject to the 180-day lock-up agreements described below.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person, including any of our "affiliates," who has beneficially owned his or her restricted securities for at least one year from the later of the date such securities were acquired from us or, if applicable, one of our affiliates, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of our common stock, which will equal
       about           shares after this offering, or

     - the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to certain requirements concerning the availability of public information, manner of sale and notice. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the restricted securities were acquired from us or, if applicable, one of our affiliates, a stockholder who is not one of our affiliates at the time of sale and has not been one of our affiliates for a period of three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements of Rule 144.

180-DAY LOCK UP AGREEMENTS

     We have agreed that we will not sell any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or permit the exercise of any employee stock options, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. The selling stockholder has agreed that it will not sell or distribute to its stockholders any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect or economic consequences, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, subject to certain exceptions.

                           MATERIAL UNITED STATES TAX
                      CONSIDERATIONS FOR NON-U.S. HOLDERS

GENERAL

     The following is a general discussion of certain U.S. federal income and estate tax considerations with respect to the ownership and disposition of the shares applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than:

     - a citizen or resident of the United States,

     - a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state,

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, and

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding shares, we suggest that you consult your tax advisor.

     This discussion is based on current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations promulgated thereunder, judicial opinions, and published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation or any aspects of state, local or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder that may be subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and certain U.S. expatriates). Accordingly, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of the shares.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of the shares generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. Under current Treasury Regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary, for purposes of withholding and of determining the applicability of a tax treaty rate. However, Treasury Regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to certain transition rules.

     For dividends paid after December 31, 2000, unless Non-U.S. Holders comply with certain IRS certification or documentary evidence procedures, they generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at the 30% or reduced tax treaty rate. The certification requirement may be fulfilled by providing IRS Form W-8BEN or W-8ECI to the payor. Non-U.S. Holders should consult their own tax advisors concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on their possible investment in the shares.

     The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will generally be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any effectively connected income will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the United States maintained by the holder. A Non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

     A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS in a timely manner.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the shares unless:

     - the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder (in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation),

     - the Non-U.S. Holder is an individual who holds the shares as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met,

     - the Non-U.S. Holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of certain U.S. expatriates, or

     - we are or have been a U.S. real property holding corporation ("USRPHC"), for U.S. federal income tax purposes (which we do not believe that we currently are or will become), at any time within the shorter of the five-year period preceding such disposition and such Non-U.S. Holder's holding period. If we are or were to become a USRPHC at any time during this period, gains realized upon a disposition of the shares by a Non-U.S. Holder that did not directly or indirectly own more than 5% of our common stock outstanding during this period would not be subject to U.S. federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Internal Revenue Code).

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the Non-U.S. Holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000 to an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a Non-U.S. Holder will be required to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date to an address within the United States.

     U.S. federal information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of the shares where the transaction is effected outside the United State through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is:

     - a U.S. person,

     - a "controlled foreign corporation" for U.S. federal income tax purposes,

     - a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business, or

     - a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

     Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

     A Non-U.S. Holder will be required to certify its non-U.S. tax status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

ESTATE TAX

     Shares owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

     THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF THE SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SHARES.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2000, we and the selling stockholder have
agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective numbers of shares of our common stock:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Credit Suisse First Boston Corporation......................
Bear, Stearns & Co. Inc.....................................
J.P. Morgan Securities Inc..................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
                                                              ---------
          Total.............................................
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     The selling stockholder has granted to the underwriters a 30-day option to
purchase on a pro rata basis up to           additional shares from the selling
stockholder at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares initially at the public offering price on the cover page of this prospectus and to selling group members
at that price less a concession of $          per share. The underwriters and
selling group members may allow a discount of $          per share on sales to
other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we and the selling stockholder will pay.

                                                        PER SHARE                   TOTAL
                                                  ----------------------    ----------------------
                                                   WITHOUT       WITH        WITHOUT       WITH
                                                    OVER-        OVER-        OVER-        OVER-
                                                  ALLOTMENT    ALLOTMENT    ALLOTMENT    ALLOTMENT
                                                  ---------    ---------    ---------    ---------
Underwriting discounts and
  commissions paid by us........................  $            $            $            $
Expenses payable by us..........................
Underwriting discounts and commissions paid by
  selling stockholder...........................
Expenses payable by the
  selling stockholder...........................

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, nor will we permit the exercise of any employee stock options, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus.

     The selling stockholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation, for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to                shares of the common stock for employees, directors
and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We and the selling stockholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives, and may not reflect the market price for our common stock that may prevail following this offering. We will consider, among others, the following principal factors in determining the initial public offering price:

     - the information in this prospectus and otherwise available to the representatives,

     - market conditions for initial public offerings,

     - the history of and prospects for the industry in which we compete,

     - our past and present operations,

     - our past and present earnings and current financial position,

     - the ability of our management,

     - our prospects for future earnings,

     - the present state of our development,

     - the recent prices of, and the demand for, publicly traded common stock of generally comparable companies, and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurance that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of the common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling stockholder and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,
(ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of the common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Legal matters with regard to our common stock will be passed upon for us by Kelley Drye & Warren LLP, New York, New York and Stamford, Connecticut. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements of UCAR Graph-Tech Inc. as of December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 with respect to the shares of our common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You may review a copy of the registration statement, including the exhibits and schedules thereto, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     The registration statement, including the exhibits and schedules thereto, and our future filings with the SEC, can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                              UCAR GRAPH-TECH INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets at December 31, 1998 and 1999................  F-3
Statements of Operations for Each of the Years in the
  Three-Year Period Ended December 31, 1999.................  F-4
Statements of Stockholder's Equity for Each of the Years in
  the Three-Year Period Ended December 31, 1999.............  F-5
Statements of Cash Flows for Each of the Years in the
  Three-Year Period Ended December 31, 1999.................  F-6
Notes to Financial Statements...............................  F-7

     The transfer of shares of UCAR Graph-Tech Inc. from UCAR to GRAFTECH INC. as described in Note 11 has not been completed as of April 17, 2000. When the transfer of shares has been completed, we will be in a position to issue the following report:

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
UCAR Graph-Tech Inc.:

     We have audited the balance sheets of UCAR Graph-Tech Inc., a wholly-owned subsidiary of GRAFTECH INC., as of December 31, 1998 and 1999 and the related statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UCAR Graph-Tech Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

Cleveland, Ohio
March 24, 2000, except as to
note 11, which is as of
April 14, 2000

                              UCAR GRAPH-TECH INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1998       1999
                                                              -------    -------
ASSETS
Current assets:
  Cash......................................................  $   152    $    18
  Accounts receivable, net of allowance of $130 in 1999.....    4,944      4,891
  Other receivables.........................................      189        244
  Inventories:
     Raw materials and supplies.............................      532        549
     Work in process........................................    1,057        881
     Finished goods.........................................    1,385      1,302
                                                              -------    -------
          Total inventories.................................    2,974      2,732
                                                              -------    -------
  Prepaid expenses and other current assets.................      164        317
                                                              -------    -------
          Total current assets..............................    8,423      8,202
                                                              -------    -------
Fixed assets................................................   23,956     25,608
Less: accumulated depreciation..............................   (9,180)    (9,639)
                                                              -------    -------
          Net fixed assets..................................   14,776     15,969
                                                              -------    -------
          Total assets......................................  $23,199    $24,171
                                                              =======    =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable....................................  $ 1,287    $ 1,584
  Accrued compensation and related costs....................    1,181      1,274
  Taxes payable.............................................    4,689      2,621
  Other accrued liabilities.................................       87        176
                                                              -------    -------
          Total current liabilities.........................    7,244      5,655
Postretirement benefits, other than pensions................    2,597      2,774
Pension and related benefits................................    1,246      1,322
Deferred taxes, net.........................................    1,706      1,752
                                                              -------    -------
          Total liabilities.................................   12,793     11,503
                                                              -------    -------
Stockholder's equity:
  Preferred stock, $.01 par value; 20,000,000 shares
     authorized, none issued or outstanding.................       --         --
  Common stock, $.01 par value; 200,000,000 shares
     authorized, 100 shares issued and outstanding at
     December 31, 1998 and 1999.............................       --         --
  Divisional equity.........................................   10,406     12,668
                                                              -------    -------
          Total stockholder's equity........................   10,406     12,668
                                                              -------    -------
Commitments, contingencies and subsequent event
          Total liabilities and stockholder's equity........  $23,199    $24,171
                                                              =======    =======

                See accompanying Notes to Financial Statements.

                              UCAR GRAPH-TECH INC.

                            STATEMENTS OF OPERATIONS
                FOR YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                               1997       1998       1999
                                                              -------    -------    -------
Net sales...................................................  $37,680    $37,589    $33,782
Cost of sales...............................................   22,100     21,931     21,437
                                                              -------    -------    -------
          Gross profit......................................   15,580     15,658     12,345
                                                              -------    -------    -------
Research and development....................................    1,012      1,326      1,534
Selling, administrative and other expenses..................    3,720      3,462      4,680
Other (income) expense, net.................................      216       (100)        32
                                                              -------    -------    -------
                                                                4,948      4,688      6,246
                                                              -------    -------    -------
          Operating profit..................................   10,632     10,970      6,099
Provision for income taxes..................................    4,374      4,511      2,516
                                                              -------    -------    -------
          Net income........................................  $ 6,258    $ 6,459    $ 3,583
                                                              =======    =======    =======

                See accompanying Notes to Financial Statements.

                              UCAR GRAPH-TECH INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                FOR YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                                                          TOTAL
                                                              COMMON    DIVISIONAL    STOCKHOLDER'S
                                                              STOCK       EQUITY         EQUITY
                                                              ------    ----------    -------------
Balance at December 31, 1996................................  $  --      $13,494         $13,494
Net income..................................................     --        6,258           6,258
Other changes...............................................     --       (8,309)         (8,309)
                                                              ------     -------         -------
Balance at December 31, 1997................................     --       11,443          11,443
Net income..................................................     --        6,459           6,459
Other changes...............................................     --       (7,496)         (7,496)
                                                              ------     -------         -------
Balance at December 31, 1998................................     --       10,406          10,406
Net income..................................................     --        3,583           3,583
Other changes...............................................     --       (1,321)         (1,321)
                                                              ------     -------         -------
Balance at December 31, 1999................................  $  --      $12,668         $12,668
                                                              ======     =======         =======

                See accompanying Notes to Financial Statements.

                              UCAR GRAPH-TECH INC.

                            STATEMENTS OF CASH FLOWS
                FOR YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                               1997       1998       1999
                                                              -------    -------    -------
Cash flow from operating activities:
  Net income................................................  $ 6,258    $ 6,459    $ 3,583
  Non-cash (credits) charges to net income:
     Depreciation and amortization..........................      999      1,101      1,133
     Provision for doubtful accounts........................       --         --        130
     Loss on disposal of fixed assets.......................      178          2         --
     Pension and postretirement benefit costs...............      695        741        776
     Deferred taxes.........................................      281       (178)      (105)
  Increase (decrease) in cash due to changes in:
     Accounts receivable....................................      242        208        (77)
     Other receivables......................................       37        (45)       (55)
     Inventories............................................     (249)       702        242
     Prepaid expenses.......................................       (4)        11         (2)
     Trade accounts payables................................    1,202       (518)       297
     Accrued compensation and related costs.................      600       (371)        93
     Taxes payable..........................................      512        596     (2,068)
     Other accrued liabilities..............................      (22)       (11)        89
     Postretirement and pension and other long-term
       obligations..........................................     (876)      (118)      (523)
                                                              -------    -------    -------
          Net cash provided by operating activities.........    9,862      8,579      3,513
                                                              -------    -------    -------
Cash used in investing activities -- capital expenditures...   (1,825)    (1,005)    (2,326)
                                                              -------    -------    -------
Cash used in financing activities -- other changes in
  divisional equity.........................................   (8,037)    (7,422)    (1,321)
                                                              -------    -------    -------
          Net increase (decrease) in cash...................       --        152       (134)
Cash at beginning of year...................................       --         --        152
                                                              -------    -------    -------
Cash at end of year.........................................  $    --    $   152    $    18
                                                              =======    =======    =======
Supplemental disclosure of non-cash financing
  activities -- fixed assets transferred to UCAR............  $   272    $    74    $    --
                                                              =======    =======    =======

                See accompanying Notes to Financial Statements.

                              UCAR GRAPH-TECH INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) DISCUSSION OF BUSINESS AND STRUCTURE

     UCAR Graph-Tech Inc. (Company or UCAR Graph-Tech), a wholly-owned subsidiary of GRAFTECH INC. (GRAFTECH) (see note 11), is the world leader in the development and manufacture of high quality, natural graphite-based products. The Company was incorporated in August 1999. The Company's business remained a division of UCAR International Inc. (UCAR International and, together with its subsidiaries, UCAR) until January 2000, at which time substantially all assets used in the business of the division (other than certain real property, which is leased to the Company under a long-term lease), and all liabilities arising out of the business, were contributed to UCAR Graph-Tech.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) INVENTORIES

     Inventories are stated at cost or market, whichever is lower. Cost is determined using the "average cost" method.

  (b) FIXED ASSETS AND DEPRECIATION

     Fixed assets are carried at cost. Expenditures for replacements are capitalized and the replaced items are retired. Except as otherwise disclosed, gains and losses from the sale of fixed assets are included in other (income) expense, net.

     Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which are 20 years for land improvements and range from 25 to 40 years for building improvements and 3 to 10 years for machinery, equipment and other.

     The carrying value of fixed assets is assessed when factors indicating impairment are present. The Company determines such impairment by measuring undiscounted future cash flows. If impairment is present, the assets are reported at fair value.

  (c) RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred.

  (d) INCOME TAXES

     The Company is included in the consolidated federal income tax returns of UCAR. For purposes of preparing the financial statements, the separate return method has been used for allocating federal income taxes.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

                              UCAR GRAPH-TECH INC.

  (e) STOCK BASED COMPENSATION PLANS

     UCAR accounts for stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). As such, compensation expense is recorded on the date of grant only if the market price of the underlying stock exceeded the exercise price or if ultimate vesting is subject to performance conditions. The total amount of recorded compensation expense, if any, is based on the number of awards that eventually vest. No compensation expense is recognized for forfeited awards, failure to satisfy a service requirement or failure to satisfy a performance condition. UCAR's accruals of compensation expense for awards subject to performance conditions are based on an assessment of the probability of satisfying the performance conditions. Compensation expense with respect to UCAR options issued to Company employees has been included in the accompanying financial statements.

  (f) RETIREMENT PLAN

     The Company participates in UCAR's retirement plans. The cost of pension benefits under the plans is determined by an independent actuarial firm using the "projected unit credit" actuarial cost method. Contributions to the retirement plan are made in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

  (g) POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

     The estimated cost of future medical and life insurance benefits is determined by an independent actuarial firm using the "projected unit credit" actuarial cost method. Such costs are recognized as employees render the service necessary to earn the postretirement benefits. Benefits have been accrued, but not funded.

  (h) POSTEMPLOYMENT BENEFITS

     The Company accrues postemployment benefits expected to be paid, principally severance, over employees' active service periods.

  (i) COMPREHENSIVE INCOME

     The Company had no items of other comprehensive income during the three years ended December 31, 1999. Thus, comprehensive income equals net income for all periods.

  (j) USE OF ESTIMATES

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                              UCAR GRAPH-TECH INC.

(3) SEGMENT REPORTING

     The following tables summarize information as to the Company's operations in different geographic areas:

                                                        FOR YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Net sales(a):
  United States.......................................  $29,926    $30,141    $27,595
  Other countries.....................................    7,754      7,448      6,187
                                                        -------    -------    -------
          Total.......................................  $37,680    $37,589    $33,782
                                                        =======    =======    =======

---------------
(a) Net sales are based on location of buyer.

     One customer accounted for 36%, 33% and 33% of net sales for 1997, 1998 and 1999, respectively. Such percentages include companies acquired by the customer for all periods indicated.

(4) INCOME TAXES

     Income tax expense attributable to income from operations consists of:

                                                        FOR YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1997        1998        1999
                                                       ------      ------      ------
U.S. federal income taxes:
  Current............................................  $3,496      $4,005      $2,240
  Deferred...........................................     240        (153)        (90)
                                                       ------      ------      ------
                                                        3,736       3,852       2,150
                                                       ------      ------      ------
State income taxes:
  Current............................................     597         684         381
  Deferred...........................................      41         (25)        (15)
                                                       ------      ------      ------
                                                          638         659         366
                                                       ------      ------      ------
                                                       $4,374      $4,511      $2,516
                                                       ======      ======      ======

     Income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from operations as a result of the following:

                                                         FOR YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1997       1998       1999
                                                         ------      -----      -----
Statutory U.S. federal tax rate........................      35%        35%        35%
State (Ohio) tax rate..................................       6          6          6
                                                         ------      -----      -----
          Total tax rate...............................      41%        41%        41%
                                                         ======      =====      =====

                              UCAR GRAPH-TECH INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 were as follows:

                                                            FOR YEARS ENDED
                                                              DECEMBER 31,
                                                           ------------------
                                                            1998        1999
                                                           ------      ------
Deferred tax assets:
  Postretirement and other employee benefits.............  $1,772      $1,984
  Other..................................................      --          54
                                                           ------      ------
  Total deferred tax assets..............................   1,772       2,038
Deferred tax liabilities -- furniture, fixtures and
  equipment..............................................   3,326       3,487
                                                           ------      ------
  Net deferred tax liability.............................  $1,554      $1,449
                                                           ======      ======

     Deferred income tax assets and liabilities are classified on a net current and noncurrent basis. Net current deferred income tax assets are included in prepaid expenses and other current assets in the amounts of $152 and $303 at December 31, 1998 and 1999, respectively.

(5) RELATED PARTY

     The Company is a wholly owned subsidiary of UCAR. As a wholly owned subsidiary of UCAR, the Company has received various services provided by UCAR, including, among others, administration, accounting, human resources and legal. UCAR has also provided the Company with the services of a number of its executives and employees. In consideration for these services, UCAR has historically allocated a portion of its overhead costs related to such services to the Company. The Company's management believes that the amounts allocated have been no less favorable to the Company than the expenses would have been to obtain such services from unaffiliated third parties. With the exception of the agreements set forth below, none of these services have been provided to the Company pursuant to any written agreement between it and UCAR.

  (a) TRANSFER AGREEMENT

     Pursuant to a transfer agreement, effective January 1, 2000, UCAR transferred substantially all of the assets (other than real estate) of its worldwide natural, acid treated and flexible graphite business to the Company and the Company assumed and agreed to indemnify UCAR for all known liabilities as of January 1, 2000 arising out of the business, and for all known and unknown liabilities since January 1, 2000 arising out of the business not related to property. Pursuant to amendments to the transfer agreement, UCAR made an additional contribution of real property located in Parma, Ohio to the Company and transferred to the Company the funds held in UCAR's qualified retirement plan related to Company employees.

  (b) INTELLECTUAL PROPERTY TRANSFER AGREEMENT

     Pursuant to an intellectual property transfer agreement, UCAR transferred of all intellectual property related to the business to the Company. In furtherance of the intellectual property transfer agreement, the Company entered into an:

     - assignment of improvements,

     - an assignment of technology,

     - an assignment and assumption of technology contracts,

     - an assignment of U.S. patents,

     - an assignment of U.S. patent applications,

                              UCAR GRAPH-TECH INC.

     - an assignment of jointly owned patent applications,

     - an assignment of Canadian patents,

     - an assignment of Canadian patent applications,

     - an assignment of foreign patent and patent applications,

     - a United States trademark assignment, and

     - a foreign trademark assignment

  (c) CORPORATE SERVICES AGREEMENT

     The Company entered into a corporate services agreement with UCAR pursuant to which UCAR agreed to continue to provide legal, accounting, tax, corporate human resources/benefits administration, information systems, treasury/risk management and investor relation services to the Company. The fees for such services are calculated as if the Company were a division of UCAR and currently are $830 per year. Costs previously allocated to the Company with respect to such services have been determined on the same basis as the agreement and are included in selling, administrative and other expenses in the Statement of Operations. They were $780, $804 and $828 in 1997, 1998 and 1999, respectively.

  (d) EMPLOYEE BENEFITS SERVICES AND LIABILITIES AGREEMENT

     The Company entered into an employee benefits services and liabilities agreement pursuant to which UCAR agreed to continue to maintain certain employee benefits functions on behalf of the Company. Pursuant to the agreement, UCAR provides welfare benefit plans for Company employees, including corporate relocation, pension, savings and medical plans. The Company will generally be charged for these services based on either the Company's total payroll, number of employees or actual cost. Costs previously allocated to the Company with respect to such services have been determined on the same basis as the agreement and are included in cost of sales and selling, administrative and other expenses in the Statement of Operations. They were $2,254, $2,455 and $2,692 in 1997, 1998 and 1999, respectively.

     The Company entered into agreements relating to UCAR's retirement and savings plans pursuant to which it assumed the obligations of UCAR under UCAR's retirement and savings plans related to Company employees as of December 31, 1997 (see Note 8).

  (e) TECHNICAL CENTER SERVICES AGREEMENT

     The Company entered into a technical center services agreement with UCAR pursuant to which UCAR agreed to provide certain services to the Company to facilitate the transfer of the operations of the business at UCAR's technical center in Parma, Ohio. The Company agreed to pay rent and fees for the continued use of the technical center for a period of five years and will be charged based on actual usage of such facilities and related personnel. Costs previously allocated to the Company with respect to such services have been determined on the same basis as the agreement and are included in research and development in the Statement of Operations.

  (f) TAX ALLOCATION AGREEMENT

     The Company entered into a tax allocation agreement with UCAR which provides for the filing of a consolidated tax returns on behalf of the Company. The Company reimburses UCAR as requested for any interim payments made on its behalf, with final settlement being made at the end of the year.

                              UCAR GRAPH-TECH INC.

  (g) FUTURE AGREEMENTS

     The Company's board of directors has adopted a policy that any future transactions with UCAR will be on terms no less favorable to the Company than are reasonably available from unrelated third parties and must first be approved by a majority of the Company's directors who do not have a material interest in the transactions.

(6) FIXED ASSETS

     Fixed assets consisted of the following at December 31, 1998 and 1999:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1999
                                                           -------    -------
Fixed assets:
  Land improvements......................................  $   781    $   787
  Building improvements..................................      776        776
  Machinery, equipment and other.........................   21,554     21,586
  Construction in progress...............................      845      2,459
                                                           -------    -------
                                                           $23,956    $25,608
                                                           =======    =======

(7) LEASES

     Lease commitments under noncancelable operating leases extending for one year or more will require the following future payments:

2000........................................................  $  307
2001........................................................     292
2002........................................................     247
2003........................................................     214
2004........................................................     213
After 2004..................................................   1,066

     Total lease and rental expenses under noncancelable operating leases extending one month or more were $112, $131 and $115 in 1997, 1998 and 1999, respectively.

     Effective January 1, 2000, the Company entered into a ten-year operating lease agreement, with five five-year extensions, with UCAR related to the principal building in which the Company operates. Payments under the lease are $213 per year. Prior to entering into the agreement, the Company has been allocated depreciation expense with respect to the use of the building in the amount of $8, $13 and $14 for 1997, 1998 and 1999, respectively.

(8) BENEFIT PLANS

  (a) RETIREMENT PLANS AND POSTRETIREMENT BENEFIT PLANS

     Until February 25, 1991, the Company participated in the U.S. retirement plan of Union Carbide Corporation (Union Carbide). Effective February 26, 1991, the Company began participating in the UCAR retirement plan. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide plan. Benefits paid by the Union Carbide plan are based on final average pay through February 25, 1991, plus salary increases (not to exceed 6% per year) until January 26, 1995 when Union Carbide ceased to own at least 50% of the equity of UCAR. Pension benefits under the UCAR plan are based primarily on years of service and compensation levels prior to

                              UCAR GRAPH-TECH INC.

retirement. Net pension costs for the Company were $478, $514 and $534 in 1997, 1998 and 1999, respectively.

     The Company also provides health care and life insurance benefits for eligible retired employees. These benefits are provided through various insurance companies and health care providers. The Company accrues the estimated net postretirement benefit costs during the employees' credited service between ages 45 and 55.

     The components of the Company's net pension costs are as follows:

                                                                 FOR YEARS ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                             1997     1998     1999
                                                             -----    -----    -----
Service cost...............................................  $ 458    $ 528    $ 564
Interest cost..............................................    420      460      514
Expected return on assets..................................   (401)    (475)    (545)
Amortization...............................................      1        1        1
                                                             -----    -----    -----
  Net pension cost.........................................  $ 478    $ 514    $ 534
                                                             =====    =====    =====

     The components of the Company's net postretirement benefit costs are as follows:

                                                                 FOR YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1997     1998     1999
                                                              -----    -----    ----
Service cost................................................  $ 173    $ 205    $169
Interest cost...............................................    166      144     156
Amortization of prior service cost..........................   (122)    (122)    (83)
                                                              -----    -----    ----
  Net postretirement benefit cost...........................  $ 217    $ 227    $242
                                                              =====    =====    ====

                              UCAR GRAPH-TECH INC.

     The reconciliation of beginning and ending balances of benefit obligations under, and fair value of assets of, all pension and postretirement benefit obligations of the Company, and the funded status of the obligations, are as follows:

                                               PENSION BENEFITS     POSTRETIREMENT BENEFITS
                                                 DECEMBER 31,             DECEMBER 31,
                                              ------------------    ------------------------
                                               1998       1999         1998          1999
                                              -------    -------    ----------    ----------
Changes in benefit obligation:
  Net benefit obligation at beginning of
     year...................................  $ 6,605    $ 7,652     $ 2,090       $ 2,252
  Service cost..............................      528        564         205           169
  Interest cost.............................      460        514         144           156
  Plan amendments...........................       --         --          --          (169)
  Actuarial (gain) loss.....................       93     (1,113)       (126)           (1)
  Gross benefits paid.......................      (34)       (50)        (61)          (65)
                                              -------    -------     -------       -------
     Net benefit obligation at end of
       year.................................  $ 7,652    $ 7,567     $ 2,252       $ 2,342
                                              =======    =======     =======       =======
Changes in plan assets:
  Fair value of plan assets at beginning of
     year...................................  $ 5,974    $ 6,935     $    --       $    --
  Actual return on plan assets..............      938        932          --            --
  Employer contributions....................       57        457          --            --
  Gross benefits paid.......................      (34)       (50)         --            --
                                              -------    -------     -------       -------
     Fair value of plan assets at end of
       year.................................  $ 6,935    $ 8,274     $    --       $    --
                                              =======    =======     =======       =======
Reconciliation of funded status:
  Funded status at end of year..............  $  (717)   $   707     $(2,252)      $(2,342)
  Unrecognized prior service cost...........        8          6         (57)         (143)
  Unrecognized net actuarial gain...........     (537)    (2,035)       (288)         (289)
                                              -------    -------     -------       -------
     Net amount recognized at end of year...  $(1,246)   $(1,322)    $(2,597)      $(2,774)
                                              =======    =======     =======       =======

     Assumptions used to determine net pension costs, pension projected benefit obligation, net postretirement benefit costs and postretirement benefits projected benefit obligation are as follows:

                                                                          POSTRETIREMENT
                                                    PENSION BENEFITS         BENEFITS
                                                      DECEMBER 31,         DECEMBER 31,
                                                    -----------------     ---------------
                                                     1998       1999      1998      1999
                                                    ------     ------     -----     -----
Weighted average assumptions as of measurement
  date:
  Discount rate...................................  6.75%      8.00%      6.75%     8.00%
  Expected return on plan assets..................  9.00%      9.00%       N/A       N/A
  Rate of compensation increase...................  4.25%      5.00%      4.25%     5.00%
Health care cost trend on covered charges:
  Initial.........................................   N/A        N/A       7.75%     7.75%
  Ultimate........................................   N/A        N/A       4.75%     5.50%
  Years to ultimate...............................   N/A        N/A          6         5
                                                     ===        ===        ===       ===

     Assumed health care cost trend rates have a significant effect on the amounts reported for net postretirement benefits. A one-percentage-point change in the health care cost trend rate would change the accumulated postretirement benefits obligation by approximately $113 for December 31, 1999 and change net postretirement benefit costs by approximately $16 for 1999.

                              UCAR GRAPH-TECH INC.

  (b) SAVINGS PLAN

     The Company's employees participate in UCAR's savings plan which provides eligible employees the opportunity for long-term savings and investment. Participating employees can contribute 1.0% to 7.5% of employee compensation as basic contributions and an additional 0.5% to 10.0% of employee compensation as supplemental contributions. The Company contributes on behalf of each participating employee an amount equal to 30% for 1997, and 50% for 1998 and 1999, of the employee's basic contribution. The Company contributed $103, $165 and $184 in 1997, 1998 and 1999, respectively.

  (c) INCENTIVE PLANS

     In 1997, UCAR provided group profit sharing plans for employees in various subsidiaries. Costs for these profit sharing plans were $747 in 1997. Effective January 1, 1998, UCAR implemented a global profit sharing plan for all worldwide employees. This plan is based on the global financial performance of UCAR. The cost for this plan related to Company employees was $664 in 1998 and nil in 1999.

     Additionally, UCAR instituted a management incentive plan in which certain of the Company's management participate. Costs allocated to the Company with respect to this plan were $190, nil and $546 in 1997, 1998 and 1999, respectively.

(9) STOCK OPTIONS

     UCAR has adopted several stock option plans in which Company employees are eligible to participate.

     UCAR applies APB 25 in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for the time vesting options issued to Company employees. The compensation expense that has been charged against income for performance vesting options issued to Company employees was $188 in 1997. If compensation expense for UCAR's stock-based compensation plans was determined by the fair value method prescribed by Statement of Financial Accounting Standards 123, the Company's pro forma net income would have been reduced to the pro forma amounts indicated below:

                                                                FOR YEARS ENDED
                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
Net income:
  As reported............................................  $6,258    $6,459    $3,583
  Pro forma..............................................   5,440     6,414     3,140

     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997, 1998 and 1999: dividend yield of 0.0% for all years; expected volatility of 30% in 1997, 35% in 1998 and 45% in 1999; risk-free interest rates of 6.4% in 1997, 4.9% in 1998 and 5.4% in 1999; and expected lives of 7 years in 1997 and 1998, and 8 years in 1999.

(10) COMMITMENTS AND CONTINGENCIES

  (a) LITIGATION

     The Company is involved in various investigations, lawsuits, claims and other legal proceedings incidental to the conduct of its business. Among others, it is currently involved in a wrongful termination lawsuit brought in Italy by a former distributor. The Company is vigorously contesting this lawsuit. While it is not possible to determine the ultimate disposition of each of these proceedings, the Company believes

                              UCAR GRAPH-TECH INC.

that the ultimate disposition of these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

  (b) BALLARD POWER SYSTEMS INC.

     In 1999, the Company entered into two exclusive long-term agreements with Ballard Power Systems Inc. including a supply agreement and a collaboration agreement. The supply agreement provides that the Company will supply Ballard with key products and materials for use in Ballard fuel cells. Under the supply agreement, Ballard must buy all of its requirements for advanced flexible graphite for flow field plates from the Company.

(11) SUBSEQUENT EVENT

     GRAFTECH INC. (GRAFTECH) was incorporated in the State of Delaware on April 14, 2000. The certificate of incorporation of GRAFTECH authorizes the issuance of up to 200,000,000 shares of $.01 par value common stock and 20,000,000 shares of $.01 par value preferred stock. The holders of common stock will share ratably in any dividends declared, subject to preferential rights of any holders of any outstanding preferred stock. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including election of directors. Upon any liquidation, dissolution or winding up of GRAFTECH, holders of common stock are entitled to share ratably in any assets available for distribution to in respect of common stock. On April 17, 2000, GRAFTECH issued 100 shares of common stock to UCAR in consideration for $100. Prior to consummation of the offering, GRAFTECH will issue shares of common stock to UCAR and agree to issue shares of common stock in respect of options to purchase UCAR common stock issued by UCAR International in the event of a distribution by UCAR International of shares of common stock held by it to its stockholders in exchange for all of the issued and outstanding capital stock of the Company. The Financial Statements have been retroactively restated to reflect these transactions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee........................................  $15,840
NASD filing fee.............................................    6,500
Nasdaq National Market listing fee..........................     *
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue Sky fees and expenses (including legal fees)...........     *
Transfer agent and registrar fees and expenses..............     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $  *
                                                              =======

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are incorporated under the laws of the State of Delaware. Section 145 ("SECTION 145") of the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW"), inter alia, provides that a Delaware corporation may indemnify any person who was or is threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

     Section 145 further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him in any such capacity, whether or not such corporation would otherwise have the power to indemnify him under Section 145.

     The certificate of incorporation of GRAFTECH includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to GRAFTECH or its stockholders,

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the General Corporation Law regarding unlawful dividends and stock purchases, or

     - for any transaction from which the director derived an improper personal benefit.

     The Bylaws of GRAFTECH provide that:

     - GRAFTECH must indemnify its directors and officers to the fullest extent permitted by Delaware law,

     - GRAFTECH may indemnify its other employees and agents to the same extent that it is required to indemnify our officers and directors, unless otherwise determined by our Board of Directors, and

     - GRAFTECH must advance expenses, as incurred, to its directors and officers in connection with any legal proceeding to the fullest extent permitted by Delaware law.

     In addition, GRAFTECH intends to obtain directors' and officers' insurance
in the amount of $     providing coverage for its directors, officers and
certain employees against certain liabilities, including liabilities arising under securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in April 2000, we have issued           shares of
our common stock that were not registered under the Securities Act in
consideration of $     which we received from UCAR in connection with our
formation. Such issuance was exempt from registration under the Securities Act pursuant to Section 4(2) because it was a transaction by an issuer that did not involve a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 1.1*      Underwriting Agreement, dated          , 2000 among Credit
           Suisse First Boston Corporation, on behalf of the
           underwriters, UCAR International Inc. and GRAFTECH INC.
 3.1**     Certificate of Incorporation of GRAFTECH INC.
 3.2**     Bylaws of GRAFTECH INC.
 5.1*      Opinion of Kelley Drye & Warren LLP (including the consent of such firm) as to the validity of the securities being
           offered.
10.1**     Transfer Agreement, dated as of January 1, 2000, between
           UCAR Carbon Company Inc. and GRAFTECH INC.
10.2**     Amendment to Transfer Agreement, dated as of February 14,
           2000, between UCAR Carbon Company Inc. and GRAFTECH INC.
10.3**     Amendment No. 2 to Transfer Agreement, dated as of March 29,
           2000, between UCAR Carbon Company Inc. and GRAFTECH INC.
10.4**     Corporate Services Agreement, dated as of January 1, 2000, between UCAR International Inc. and GRAFTECH INC.
10.5**     Technical Center Services Agreement, dated as of January 1,
           2000, between UCAR Carbon Company Inc. and GRAFTECH INC.
10.6**     Employee Benefits Services and Liabilities Agreement,
           undated, between UCAR Carbon Company Inc. and GRAFTECH INC.
10.7**     Assumption of the UCAR Carbon Retirement Plan by GRAFTECH
           INC., dated December 31, 1999.
10.8**     Assumption of the UCAR Carbon Savings Plan by GRAFTECH INC.,
           dated December 31, 1999.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.9**     Tax Allocation Agreement, dated as of January 1, 2000,
           between UCAR International Inc. and GRAFTECH INC.
10.10**    Lease Agreement, dated as of January 1, 2000, between UCAR
           Carbon Company Inc. and GRAFTECH INC.
10.11**    Intellectual Property Transfer Agreement, dated as of
           December 28, 1999, between UCAR Carbon Technology
           Corporation and GRAFTECH INC.
10.12***   Collaboration Agreement, dated May 3, 1999, between Ballard
           Power Systems Inc. and UCAR Carbon Company Inc.
10.13***   Supply Agreement, dated as of August 5, 1999, between UCAR
           Carbon Company Inc. and Ballard Power Systems Inc.
10.14*     2000 Employee Equity Incentive Plan
10.15*     2000 Outside Directors Equity Incentive Plan
23.1*      Consent of Kelley Drye & Warren LLP (included in Exhibit
           5.1)
23.2**     Consent of KPMG LLP
24.1       Power of Attorney (on the signature page)
27.1**     Financial Data Schedule

---------------
*   To be filed by amendment

**  Filed herewith

*** Filed herewith. Confidential treatment requested as to certain portions

     (b) FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules have been omitted because they are not required or applicable or because the information is included in the Financial Statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on the 18th day of April, 2000.

                                          GRAFTECH INC.

                                          By:      /s/ JOHN J. WETULA
                                            ------------------------------------
                                              John J. Wetula
                                              Chief Executive Officer and
                                              President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Gilbert E. Playford, John J. Wetula, Erick A. Asmussen, William C. P'Pool and Karen G. Narwold, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all applications, registration statements, notices, reports and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offering described therein, (iv) act on, sign and file any and all applications, notices, reports and other documents necessary or appropriate in connection with listing the common stock described in this registration statement or any amendment thereto on The Nasdaq National Market or any other stock market or securities exchange in connection with such offering, (v) act on, sign and file any and all such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith and (vi) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                    SIGNATURES                                      TITLE                      DATE
                    ----------                                      -----                      ----
              /s/ GILBERT E. PLAYFORD                Chairman of the Board                April 18, 2000
---------------------------------------------------    and Director
                Gilbert E. Playford

                /s/ JOHN J. WETULA                   Chief Executive Officer, President   April 18, 2000
---------------------------------------------------    and Director (Principal
                  John J. Wetula                       Executive, Financial and
                                                       Accounting Officer)

                                    EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
     3.1  Certificate of Incorporation of GRAFTECH INC.
     3.2  Bylaws of GRAFTECH INC.
    10.1  Transfer Agreement, dated as of January 1, 2000, between
          UCAR Carbon Company Inc. and GRAFTECH INC.
    10.2  Amendment to Transfer Agreement, dated as of February 14,
          2000, between UCAR Carbon Company Inc. and GRAFTECH INC.
    10.3  Amendment No. 2 to Transfer Agreement, dated as of March 29,
          2000, between UCAR Carbon Company Inc. and GRAFTECH INC.
    10.4  Corporate Services Agreement, dated as of January 1, 2000, between UCAR International Inc. and GRAFTECH INC.
    10.5  Technical Center Services Agreement, dated as of January 1,
          2000, between UCAR Carbon Company Inc. and GRAFTECH INC.
    10.6  Employee Benefits Services and Liabilities Agreement,
          undated, between UCAR Carbon Company Inc. and GRAFTECH INC.
    10.7  Assumption of the UCAR Carbon Retirement Plan by GRAFTECH
          INC., dated December 31, 1999.
    10.8  Assumption of the UCAR Carbon Savings Plan by GRAFTECH INC.,
          dated December 31, 1999.
    10.9  Tax Allocation Agreement, dated as of January 1, 2000, between UCAR International Inc. and GRAFTECH INC.
    10.10 Lease Agreement, dated as of January 1, 2000, between UCAR
          Carbon Company Inc. and GRAFTECH INC.
    10.11 Intellectual Property Transfer Agreement, dated as of
          December 28, 1999, between UCAR Carbon Technology
          Corporation and GRAFTECH INC.
    10.12 Collaboration Agreement, dated May 3, 1999, between Ballard
          Power Systems Inc. and UCAR Carbon Company Inc.
    10.13 Supply Agreement, dated as of August 5, 1999, between UCAR
          Carbon Company Inc. and Ballard Power Systems Inc.
    23.2  Consent of KPMG LLP
    27.1  Financial Data Schedule